Form 1-A POS: Amendment Number 6 - This is the sixth amendment to the Form 1-A originally filed April 17, 2023. The amendments are made throughout this Post Qualification Amendment to the Offering Circular in response to FINRA comments. The changes include disclosures on the cover page referring the Investor to the “Plan of Distribution” section.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THIS INVESTMENT INVOLVES A DEGREE OF RISK THAT MAY NOT BE SUITABLE FOR ALL PERSONS. ONLY THOSE INVESTORS WHO CAN BEAR THE LOSS OF A SIGNIFICANT PORTION OF THEIR INVESTMENT SHOULD PARTICIPATE IN THE INVESTMENT (SEE “RISK FACTORS” BELOW).

THE SECURITIES OFFERED HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE REGULATORY AUTHORITY NOR HAS ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Form 1-A Offering Circular Format for Regulation A Tier 2 Offering

Preliminary Offering Circular

For

ETX PARK FUND #2 LLC

A Texas Limited Liability Company

January 25, 2024

SECURITIES OFFERED: Equity in the form of Membership Interests denominated in Class A Units

PRICE PER MEMBERSHIP UNIT: $100.00 per Class A Unit

MAXIMUM OFFERING AMOUNT: $7,300,000.00 for 73,000 Class A Units

MINIMUM OFFERING AMOUNT: Not Applicable

MINIMUM INVESTMENT AMOUNT: $500.00

CONTACT INFORMATION:

ETX Park Fund #2 LLC

203 East Main, Suite 200

Nacogdoches, TX 75961

Phone: (936) 250-1475

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, Investors are encouraged to review rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

ETX Park Fund #2 LLC (the “Company”) is a Texas limited liability company formed on January 18, 2022 for the purpose of acquiring real property and developing and managing multi-family residential properties. The Company was formed with the intention of providing participating investors with a real estate-focused investment opportunity that combines income, principal investment growth, and elements of capital preservation in East Texas. The Company is offering by means of this offering circular (the “Offering Circular”), equity in the form of membership interests denominated in Units (the “Membership Interests,” “Membership Units,” or singularly, an “Interest” or “Unit”) on a best-efforts basis to those who meet the investor suitability standards (the “Investor(s)”) as set forth herein (see “Investor Suitability Standards” below).

The minimum investment amount per Investor is $500.00 in exchange for five Units (the “Minimum Investment Amount”). The Company does not intend to list the Units for trading on any exchange or other trading market, and the market for the Units is expected to be limited (see “Securities Being Offered” below).

The Company is managed by ETX Management #1 LLC, a Texas limited liability company (the "Manager"), and executive officers Brent D. Beal and Brock P. Beal (the “Officers”). The Company intends to use the proceeds of this Offering (the “Proceeds”) to carry on the business of investing in real property, directly or indirectly, by acquiring, owning, renovating, developing, holding for investment, operating, mortgaging, managing, leasing and otherwise exploiting and ultimately liquidating all land, buildings, and improvements, and personal property associated with the Company’s development located on Park Street in Nacogdoches, Texas (the “Nacogdoches Project”).

Sales of the Units pursuant to this Regulation A Tier 2 Offering (the “Offering”) will commence immediately upon qualification by the Securities and Exchange Commission (the “Effective Date”) and will terminate on the earliest of: (a) the date the Company, in its sole discretion, elects to terminate, (b) the date upon which all Units have been sold, or (c) exactly 12 months after the Effective Date (the “Offering Period”).

The Company will offer Membership Interests via a website, parkfund.etxmgmt.com, on a continuous and ongoing basis. Rialto Markets, a FINRA member broker-dealer, will act as the administrative broker-dealer for this Offering. Thread Bank will provide Escrow Services for the Company (see “Terms of the Offering” below). The Company has engaged Thread Bank as escrow agent to hold funds in escrow after the proceeds have been paid by the Investor.

If an Investor wishes to purchase Membership Interests pursuant to this Offering, they are required to take the following steps (in order): (1) fill out and execute a Subscription Agreement (attached hereto as Exhibit 4) and provide such to Rialto; (2) transfer the funds for the purchase of the Membership Units to the escrow agent; (3) Provide any additional information required by Rialto to complete its due diligence process (described below).

As part of their services, Rialto will perform due diligence on each Investor. This due diligence includes (1) AML/KYC checks for each Investor; (2) for Accredited Investors, due diligence on whether the Investor meets the standards as such under the “Accredited Investor” definition as stated in 17 C.F.R. §230.501(a); (3) ensuring that an Investor meets the “Investor Suitability Standards” as provided below on Page 5.

Investors who have fully completed a Subscription Agreement will have their Subscription Agreement’s reviewed generally within 2 to 5 business days, with exceptions or inconsistencies being communicated back to the Potential Investor within a 5 to 10 business day window if possible. Rialto may reserve the right to extend Subscription Agreements with exceptions to a longer time-period if there are extenuating circumstances or if Rialto has limited access to information that can be used to approve or reject a Subscription Agreement.

For Investors that elect to use credit/debit cards or electronic check (ACH) to purchase Membership Units in this Offering,  Rialto may  only collect funds after the Investor has been approved to invest, through the process stated above. For an Investor sending checks, push ACH, or wire transfers,  such Investor may not control the inbound flow of funds.  In these cases, if Rialto cannot identify the sender as an approved Investor, the Rialto may instruct the escrow agent to be sent back to their source.

Upon an Investor’s transfer of funds for the purchase of Membership Units pursuant to this Offering, the Investors’ funds will be held in escrow until Rialto clears the sale after its internal due diligence of the Investor. If the Investor is cleared by Rialto, the funds will be released from the escrow agent to the Company’s operational account and the Investor will receive the Membership Units. In the event an Investor does not clear the Rialto due diligence process, the escrow agent will be instructed by Rialto to return the funds to the Investor promptly.

The reason the Company has an escrow agent and account without having a Minimum Offering Amount is due to the Company engaging Rialto, a FINRA broker-dealer. Under FINRA regulations, an escrow account is used for distributions conducted on a contingency basis (e.g., best-efforts all-or-none or part-or-none offerings) (see FINRA Regulatory Notice 16-08 and Rule 15c2-4 of the Securities Exchange Act of 1934).

Persons who purchase Units will be members of the Company subject to the terms of the First Amended and Restated Operating Agreement of the Company (“Members,” or, singularly, a “Member”) and will hereinafter be referred to as “Investors” or in the singular an “Investor.” The Company intends to use the proceeds of this Offering (“Proceeds”) to commence operations of the Company. The acceptance of Investor funds may be briefly paused at times to allow the Company to effectively and accurately process and settle subscriptions that have been received. There are no selling securityholders in this Offering.

Prior to this Offering, there has been no public market for the Membership Interests, and none is expected to develop. The Offering price is arbitrary and does not bear any relationship to the value of the assets of the Company. The Company does not currently have plans to list any Membership Interests on any securities market. The Manager and Affiliates will receive compensation and income from the Company and is subject to certain conflicts of interest (see “Risk Factors,” “Manager’s and Affiliates Compensation” and “Conflicts of Interest” below). Investing in the Membership Interests is speculative and involves substantial risks, including risk of complete loss. Prospective Investors should purchase these securities only if they can afford a complete loss of their investment (see “Risk Factors” below starting on Page 7). There are material income tax risks associated with investing in the Company that prospective investors should consider (see “Income Tax Considerations” below).

The Membership Units have restrictions on transfer, please refer to “Securities Being Offered” below for a description of these restrictions.

The Company’s proposed use of the Proceeds may be subject to conflicts of interest related to the purchase of real property. For more information on these potential conflicts please refer to “Potential Conflicts of interest” disclosure in the “Risk Factors” section, the “Use of Proceeds” section, and the “Conflicts of Interest” section below

The Company does not currently own any assets, therefore, returns are speculative. However, it is the Company’s intent to pay a seven percent (7%) preferred return (the “Preferred Return”) to holders of the Class A Membership Interests in accordance with their capital contribution to the Company. The Company intends on using funds from a successful Offering to build an apartment complex (the asset). To generate enough cash flow and value to pay the Preferred Return, the Company will first need to purchase a tract of land, build an apartment complex on this land, and stabilize cashflows through leasing to tenants. The intended Preferred Return is a cumulative preferred return, compounded annually, meaning that if it is not paid in full throughout distributions of cash flow throughout the year, the unpaid amount shall carry forward to the next annual period until paid in full. (See “Securities Being Offered,” below for a description of distributions)

As of the date of this Offering Circular, the Company has engaged KoreConX as transfer agent for this Offering.

The Company will commence sales of the Units immediately upon qualification of the Offering by the SEC. The Company anticipates sales will commence during Q4 – 2023.

OFFERING PROCEEDS TABLE

	Price to Public (1)	Underwriting Discounts and Commissions (2)	Proceeds to the Company (3)	Proceeds to Other Persons (4)
Amount to be Raised per Unit	$100.00	$1.00	$96.95	$2.05
Minimum Investment Amount per Investor	$500.00	$5.00	$484.83	$10.17
Maximum Offering Amount	$7,300,000.00	$73,000.00	$7,077,000.00	$150,000.00

(1) The Offering price to Investors was arbitrarily determined by the Manager.

(2) The Company is not using an underwriter for the sale of the Units. These commissions listed are those for Rialto Markets, a FINRA broker-dealer, acting as a placement agent for this Offering on a best-efforts basis. Rialto Markets receives a 1.0% commission on the aggregate sales of the Units for a maximum of $73,000.00. See the “Plan of Distribution” section, below.

(3) Units will be offered and sold directly by the Company, the Manager and the Company’s and Manager’s respective Officers and employees. No commissions for selling Units will be paid to the Company, the Manager or the Company’s or Manager’s respective Officers or employees.

(4) The Company intends to reimburse the Manager for the initial expenses associated with this Offering, including legal and accounting expenses, not to exceed $150,000.00 and by no later than December 31, 2023, upon the successful raising of $250,000.00. See “Compensation of the Manager” below.

RULE 251(D)(3)(I)(F) DISCLOSURE. RULE 251(D)(3)(I)(F) PERMITS REGULATION A OFFERINGS TO CONDUCT ONGOING CONTINUOUS OFFERINGS OF SECURITIES FOR MORE THAN THIRTY (30) DAYS AFTER THE QUALIFICATION DATE IF: (1) THE OFFERING WILL COMMENCE WITHIN TWO (2) DAYS AFTER THE QUALIFICATION DATE; (2) THE OFFERING WILL BE MADE ON A CONTINUOUS AND ONGOING BASIS FOR A PERIOD THAT MAY BE IN EXCESS OF THIRTY (30) DAYS OF THE INITIAL QUALIFICATION DATE; (3) THE OFFERING WILL BE IN AN AMOUNT THAT, AT THE TIME THE OFFERING CIRCULAR IS QUALIFIED, IS REASONABLY EXPECTED TO BE OFFERED AND SOLD WITHIN ONE (1) YEARS FROM THE INITIAL QUALIFICATION DATE; AND (4) THE SECURITIES MAY BE OFFERED AND SOLD ONLY IF NOT MORE THAN THREE (3) YEARS HAVE ELAPSED SINCE THE INITIAL QUALIFICATION DATE OF THE OFFERING, UNLESS A NEW OFFERING CIRCULAR IS SUBMITTED AND FILED BY THE COMPANY PURSUANT TO RULE 251(D)(3)(I)(F) WITH THE SEC COVERING THE REMAINING SECURITIES OFFERED UNDER THE PREVIOUS OFFERING; THEN THE SECURITIES MAY CONTINUE TO BE OFFERED AND SOLD UNTIL THE EARLIER OF THE QUALIFICATION DATE OF THE NEW OFFERING CIRCULAR OR THE ONE HUNDRED EIGHTY (180) CALENDAR DAYS AFTER THE THIRD ANNIVERSARY OF THE INITIAL QUALIFICATION DATE OF THE PRIOR OFFERING CIRCULAR. THE COMPANY INTENDS TO OFFER THE SHARES DESCRIBED HEREIN ON A CONTINUOUS AND ONGOING BASIS PURSUANT TO RULE 251(D)(3)(I)(F). THE COMPANY INTENDS TO COMMENCE THE OFFERING IMMEDIATELY AND NO LATER THAN TWO (2) DAYS FROM THE INITIAL QUALIFICATION DATE. THE COMPANY REASONABLY EXPECTS TO OFFER AND SELL THE SECURITIES STATED IN THIS OFFERING CIRCULAR WITHIN ONE (1) YEAR FROM THE INITIAL QUALIFICATION DATE.

SUMMARY OF THE OFFERING

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering. This Offering Circular, together with the exhibits attached including, but not limited to, the First Amended and Restated Operating Agreement, a copy of which is attached hereto as Exhibit 3 and should be carefully read in its entirety before any investment decision is made. If there is a conflict between the terms contained in this Offering Circular and the First Amended and Restated Operating Agreement, the First Amended and Restated Operating Agreement shall prevail, and control and no Investor should rely on any reference herein to the First Amended and Restated Operating Agreement without consulting the actual underlying document.

The Company intends to operate primarily in East Texas (see “Description of Business” below).

COMPANY INFORMATION AND BUSINESS

ETX Park Fund #2 LLC is a Texas limited liability company with a principal place of business located at 203 East Main, Suite 200, Nacogdoches, Texas 75961. Through this Offering, the Company is offering equity in the Company in the form of Membership Units on a “best-efforts” and ongoing basis to qualified Investors who meet the Investor suitability standards as set forth herein (see “Investor Suitability Standards”).

As further described in this Offering Circular, the Company has been organized to carry on the business of investing in real property, directly or indirectly, by acquiring, owning, renovating, developing, holding for investment, operating, mortgaging, managing, leasing and otherwise exploiting and ultimately liquidating all land, buildings, improvements, and personal property associated with the Nacogdoches Project.

MANAGEMENT	The Company is a manager-managed limited liability company. The Manager, ETX Management #1 LLC, is an Affiliate Texas limited liability company. The day-to-day management and investment decisions of the Company are vested in the Manager and the Officers of the Company.
THE OFFERING	This Offering is the first capital raise by the Company in its history. The Company is exclusively selling equity in the form of Membership Interests. The Membership Interests are denominated into Units. The Company will use the Proceeds of this Offering to begin operations.
SECURITIES BEING OFFERED	The Company is selling Class A Membership Interests through this Offering at a purchase price of $100.00 per Unit The Membership Interests are being offered at a purchase price of $100.00 per Unit. The Minimum Investment is Five (5) Units per Investor. Upon purchase of the Units, a Member is granted certain rights detailed in the “Securities Being Offered” section below.

The Class A Membership Interests do not carry voting rights, except that a majority of the outstanding Membership Interests, voting as one class, is required to make material changes the First Amended and Restated Operating Agreement

Class B Membership Interests, which are not being sold through this Offering, carry full voting rights. This means that each Class B Membership interest is entitled to one vote.

Class A Membership interests are entitled to a 7% cumulative Preferred Return compounded annually. (See “Securities Being Offered” below)

The Units are non-transferrable except in limited circumstances, and no market is expected to form with respect to the Units. Please refer to the “Securities Being Offered” section (below) to for conditions on the transfer of Membership Units.

COMPENSATION TO MEMBERS/MANAGER

In addition to the fees detailed in the “Compensation of the Manager” section below, the Manager will receive reimbursement, not exceeding $150,000.00, for Offering costs upon the successful raising of $250,000.00 in Proceeds. This reimbursement will be paid no later than June 30, 2024. The Manager of the Company will not be compensated through commissions for the sale of the Membership Interests through this Offering.

PRIOR EXPERIENCE OF COMPANY MANAGEMENT	Officers of the Company have over ten years of experience in real estate asset management in the Nacogdoches, Texas region.
INVESTOR SUITABILITY STANDARDS

The Units will not be sold to any person or entity unless such person or entity is a “Qualified Purchaser.” A Qualified Purchaser includes: (1) an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”); or (2) all other Investors who meet the investment limitations set forth in Rule 251(d)(2)(C) of Regulation A. Such persons as stated in (2) above must conform with the “Limitations on Investment Amount” section as described below.

Each person purchasing Units will be subject to the terms of the First Amended and Restated Operating Agreement, a copy of which is provided in Exhibit 3.

Each person acquiring Membership Units may be required to represent that he, she, or it is purchasing the Units for his, her, or its own account for investment purposes and not with a view to resell or distribute these securities.

Each prospective Investor may be required to furnish such information or certification as the Company may require in order to determine whether any person or entity purchasing Units is an Accredited Investor, if such is claimed by the Investor.

LIMITATIONS ON INVESTMENT AMOUNT

For Qualified Purchasers who are Accredited Investors, there is no limitation as to the amount invested through the purchase of Membership Units. For non-Accredited Investors, the aggregate purchase price paid to the Company for the purchase of the Units cannot be more than 10% of the greater of the purchaser’s (1) annual income of net worth, if purchaser is a natural person; or (2) revenue or net assets for the Investor’s most recently completed fiscal year if purchaser is a non-natural person.

Different rules apply to Accredited Investors and non-natural persons. Each Investor should review to review Rule 251(d)(2)(i)(C) of Regulation A before purchasing the Units.

COMMISSIONS FOR SELLING Membership UNITs

The Units will be offered and sold directly by the Company. No commissions will be paid to the Company, the Manager, or Affiliates for selling the Units.

The Company has engaged Rialto Markets, an independent FINRA registered broker-dealer, to serve as the administrative broker-dealer for this offering. The Company will pay Rialto Markets a 1.0% fee on the aggregate sales of the Units. See “Plan of Distribution,” below.

NO LIQUIDITY	There is no public market for the Membership Units, and none is expected to develop. Additionally, the Units will be non-transferable, except as may be required by law, and will not be listed for trading on any exchange or automated quotation system (see “Risk Factors” and “Securities Being Offered” below). The Company will not facilitate or otherwise participate in the secondary transfer of any Units. Prospective Investors are urged to consult their own legal advisors with respect to secondary trading of the Units (see “Risk Factors” below).
CONFLICTS OF INTEREST	Officers of the Company are subject to certain Conflicts of Interest. Please see “Conflicts of Interest” below for more information.
COMPANY EXPENSES

Except as otherwise provided herein, the Company shall bear all costs and expenses associated with the costs associated with the Offering and the operation of the Company, including, but not limited to, the annual tax preparation of the Company's tax returns, any state and federal income tax due, accounting fees, filing fees, independent audit reports, costs and expenses associated with the acquisition, rehabilitation, holding, leasing, and management of real estate property and costs and expenses associated with the disposition of real estate property.

FORWARD-LOOKING STATEMENTS

Investors should not rely on forward-looking statements because they are inherently uncertain. Investors should not rely on forward-looking statements in this Offering Circular. This Offering Circular contains forward-looking statements that involve risks and uncertainties. The use of words such as “anticipated,” “projected,” “forecasted,” “estimated,” “prospective,” “believes,” “expects,” “plans,” “future,” “intends,” “should,” “can,” “could,” “might,” “potential,” “continue,” “may,” “will,” and similar expressions identify these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which may apply only as of the date of this Offering Circular.

INVESTOR SUITABILITY STANDARDS

All persons who purchase the Units of the Company pursuant to the Subscription Agreement, attached hereto as Exhibit 4, must comply with the Investor Suitability Standards as provided below. It is the responsibility of the purchaser of the Units to verify compliance with the Investor Suitability Standards. The Company may request that the Investor verify compliance, but the Company is under no obligation to do so. By purchasing Units pursuant to this Offering, the Investor self-certifies compliance with the Investor Suitability Standards. If, after the Company receives Investor’s funds and transfers ownership of the Units, the Company discovers that the Investor does not comply with the Investor Suitability Standards as provided, the transfer will be deemed null and void ab initio and the Company will return Investor’s funds to the purported purchaser. The amounts returned to the purported purchaser will be equal to the purchase price paid for the Units less any costs incurred by the Company in the initial execution of the null purchase and any costs incurred by the Company in returning the Investor’s funds. These costs may include any transfer fees, sales fees/commissions, or other fees paid to transfer agents or brokers.

The Company’s Units are being offered and sold only to “Qualified Purchasers” as defined in Regulation A.

Qualified Purchasers include:

(i) “Accredited Investors” defined under Rule 501(a) of Regulation D (as explained below); and

(ii) All other Investors so long as their investment in the Company’s Units does not represent more than 10% of the greater of the Investor’s, alone or together with a spouse or spousal equivalent, annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

The Units are offered hereby and sold to Investors that meet one of the two categories above, to qualify as an Accredited Investor, for purposes of satisfying one of the tests in the Qualified Purchaser definition, an Investor must meet one of the following conditions:

1) An Accredited Investor, in the context of a natural person, includes anyone who:

(i) Earned income that exceeded $200,000 (or $300,000 together with a spouse or spousal equivalent) in each of the prior two years, and reasonably expects the same for the current year or

(ii) Has a net worth over $1 million, either alone, or together with a spouse or spousal equivalent (excluding the value of the person’s primary residence), or

(iii) Holds in good standing a Series 7, 65, or 82 license.

2) Additional Accredited Investor categories include:

(i) Any bank as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities and Exchange Act of 1934 (the “Exchange Act”); any insurance company as defined in Section 2(13) of the Exchange Act; any investment company registered under the Investment Fund Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Fund (SBIC) licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5 million any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5 million or, if a self-directed plan, with investment decisions made solely by persons who are Accredited Investors;

(ii) Any private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940;

(iii) Any organization described in Section 501(c)(3)(d) of the Internal Revenue Code of 1986, as amended (the “Code”), corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5 million;

(iv) Any director or executive officer, or Fund of the issuer of the securities being sold, or any director, executive officer, or Fund of a Fund of that issuer;

(v) Any trust, with total assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 506(B)(b)(2)(ii) of the Code; or

(vi) Any entity in which all of the equity owners are Accredited Investors as defined above.

IDENTIFICATION OF AFFILIATES

“Affiliates” of the Company shall mean any jointly-owned entities associated with the Company, as listed below:

ETX Management #1 LLC, a Texas limited liability company

Role: The Company’s Manager

Ownership: Brent D. Beal owns 51% and Brock P. Beal owns 49% of ETX Management #1 LLC

Description: ETX Management #1 LLC is the Manager and sole Class B Member of the Company

ETX Park Fund #1, LP, a Texas limited partnership

Role: Investment property seller

Ownership: Brent D. Beal and Brock P. Beal are partial owners of ETX Park Fund #1 LP

Description: ETX Park Fund #1 LP owns the investment property which the Company has entered into an option agreement to purchase (attached hereto as Exhibit 6).

RISK FACTORS

INVESTMENT RISKS

Control By Management

The Company’s Manager entity has managerial control of the day-to-day activities of the Company. Furthermore, The Manager entity owns 100% of the Company’s Class B Membership Interests (8.75% of the Company’s Membership Interests).

Limited Transferability and Liquidity

To satisfy the requirements of certain exemptions from registration under the Securities Act, and to conform with applicable state securities laws, each investor must acquire his Units for investment purposes only and not with a view towards distribution. Consequently, certain conditions of the Securities Act may need to be satisfied prior to any sale, transfer, or other disposition of the Units. Some of these conditions may include a minimum holding period, availability of certain reports, including financial statements from the Company, limitations on the percentage of Units sold and the manner in which they are sold.

The following conditions must be satisfied for a Member to transfer their Membership Interests:

(i) an assignment is made in writing, signed by the assigning Member and accepted in writing by the assignee, and a duplicate original of such assignment has been delivered to and approved by the Manager;

(ii) the Company has received an opinion of counsel or waived this requirement, and such opinion is paid for by the additional or substituted Member;

(iii) the prospective admittee executes and delivers to the Company a written agreement in form reasonably satisfactory to the Manager, pursuant to which said person agrees to be bound by and confirms the obligations, representations, warranties and power of attorney contained in the First Amended and Restated Operating Agreement (this may be done either in an amendment to the Operating Agreement or by separate instrument); and

(iv) an appropriate amendment to this First Amended and Restated Operating Agreement is executed and any documents required by law to be filed of record are so filed.

No public market exists for the Units and no market is expected to develop. Consequently, owners of the Units may have to hold their investment indefinitely and may not be able to liquidate their investments in the Company or pledge them as collateral for a loan in the event of an emergency.

Broker–Dealer Sales Of Units

The Company’s Units are not presently included for trading on any exchange, and there can be no assurances that the Company will ultimately be registered on any exchange. No assurance can be given that the Units of the Company will ever qualify for inclusion on the NASDAQ System or any other trading market. As a result, the Company’s Units are covered by a Securities and Exchange Commission rule that opposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and investors. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company’s securities and may also affect the ability of Investors to sell their Units in the secondary market.

Long–Term Nature Of Investment

An investment in the Units may be long term and illiquid. As discussed above, the offer and sale of the Units will not be registered under the Securities Act or any foreign or state securities laws by reason of exemptions from such registration which depends in part on the investment intent of the Investors. Prospective Investors will be required to represent in writing that they are purchasing the Units for their own account for long-term investment and not with a view towards resale or distribution. Accordingly, purchasers of Units must be willing and able to bear the economic risk of their investment for an indefinite period of time. It is likely that Investors will not be able to liquidate their investment in the event of an emergency.

Future issuances of Units following this Offering would dilute ownership interests and may adversely affect the future market price of the Units.

The issuance of additional shares of Units could be dilutive to Members, if they do not invest in future offerings of the Company. The Company may finance issue additional Units to fund its forward business operations in the future.

No Current Market For Units

There is no current market for the Units offered in this Offering and no market is expected to develop in the near future.

Offering Price

The price of the Units offered has been arbitrarily established by the Company, considering such matters as the state of the Company’s business development and the general condition of the industry in which it operates. The Offering price bears little relationship to the assets, net worth, or any other objective criteria of value applicable to the Company.

Compliance With Securities Laws

The Units are being offered for sale in reliance upon certain exemptions from the registration requirements of the federal and state securities laws. If the sale of Units were to fail to qualify for these exemptions, purchasers may seek rescission of their purchases of Units. If a number of purchasers were to obtain rescission, the Company would face significant financial demands which could adversely affect the Company as a whole, as well as any non-rescinding purchasers.

Lack of Firm Underwriter

The Units are offered on a “best efforts” basis by the Officers of the Company without compensation and on a “best efforts” basis through a FINRA registered broker-dealer via a Participating Broker-Dealer Agreement with the Company. Accordingly, there is no assurance that the Company, or any FINRA broker-dealer, will sell the maximum Units offered or any lesser amount.

Projections: Forward Looking Information

Manager has prepared projections regarding the Company’s anticipated financial performance. The Company’s projections are hypothetical and based upon factors influencing the business of the Company. The projections are based on Manager’s best estimate of the probable results of operations of the Company, based on present circumstances, and have not been reviewed by the Company’s independent accountants. These projections are based on several assumptions, set forth therein, which Manager believes are reasonable. Some assumptions upon which the projections are based, however, invariably will not materialize due to the inevitable occurrence of unanticipated events and circumstances beyond Manager’s control. Therefore, actual results of operations will vary from the projections, and such variances may be material. Assumptions regarding future changes in sales and revenues are necessarily speculative in nature.

In addition, projections do not and cannot take into account such factors as general economic conditions, unforeseen regulatory changes, the entry into the Company’s market of additional competitors, the terms and conditions of future capitalization, and other risks inherent to the Company’s business. While Manager believes that the projections accurately reflect possible future results of the Company’s operations, those results cannot be guaranteed.

No Guaranteed Preferred Return

The Company intends to distribute to Investors an amount equal to a seven percent (7.0%) cumulative return, compounded annually, on Investor’s Units from time to time, computed to the date that is seven days prior to the distribution of such amounts by the Company, referred to herein as the “Preferred Return.” However, there is no guarantee that the Company will generate sufficient cash flows to distribute the Preferred Return to Investors on a regular basis or at all. In the event of downturns in the Company’s operating results, unanticipated expenditures, or other factors, the Company may be unable, or may decide not to pay distributions, including the Preferred Return, to its Members. Because the Preferred Return is both cumulative and compounding, if the Company is unable to pay the Preferred Return to Investors for any period, unpaid amounts of the Preferred Return would be calculated and would accumulate/compound until such time the Preferred Return is paid. At such a point, the Company would pay to Investors any unpaid Preferred Return for the period in which no Preferred Return was paid, as well as the owed Preferred Return for the current period, compounded at seven percent (7.0%) interest annually. After the Preferred Return, Class A Members will share in eighty percent (80%) of the remaining cash available for distribution (See “Securities Being Offered,” below)

The Company will endeavor to pay distributions from cash flow distributions on a quarterly basis, however actual payment of distributions from cash flow will be conditioned on the proper level of reserves as determined by the Manager.

The Company does not currently own any assets, therefore, returns are speculative. However, it is the Company’s intent to pay a seven percent (7%) preferred return (the “Preferred Return”) to holders of the Class A Membership Interests in accordance with their capital contribution to the Company. The Company intends on using funds from a successful Offering to build an apartment complex (the asset). To generate enough cash flow and value to pay the Preferred Return, the Company will first need to purchase a tract of land, build an apartment complex on this land, and stabilize cashflows through leasing to tenants.

If the Company fails to reach the Maximum Offering Amount, the Company may be unable to build the 90 planned multi-family units. Tentatively, the Company intends to build units in accordance with the following schedule: approximately 30 units if 25% of the Maximum Offering amount is raised; approximately 60 units if 50% of the Maximum Offering Amount is raised; and, approximately 90 units if 100% of the Maximum Offering Amount is raised. If the Company is unable to raise 25% of the Maximum Offering Amount, the Company may not be able to build the planned units at the Park Street Property. See “Contingency Plans” below.

If the Company is not able to raise 25% of the Maximum Offering Amount there is a potential that the Company (1) will not be able to build any of the planned multi-family units and will be unable to pay the Preferred Returns; (2) the Company will not be able to build any of the planned multi-family units and will seek out other opportunities which are able to use less than 25% of the Maximum Offering Amount; or, (3) the Company will not be able to build any of the planned multi-family units or find other opportunities and will cease operations. If the Manager decides to dissolve and liquidate the Company, the procedures delineated in the First Amended Operating Agreement will be adhered to and followed. Even though the Company will endeavor to return all of the funds back to Investors - however, there is a risk of total loss of any investment by Investors.

The intended Preferred Return is a cumulative preferred return, compounded annually, meaning that if it is not paid in full throughout distributions of cash flow throughout the year, the unpaid amount shall carry forward to the next annual period until paid in full. (See “Securities Being Offered,” below for a description of distributions)

BUSINESS RISKS

The Company commenced preliminary business development operations on January 18, 2022, and it is organized as a limited liability company under the laws of the State of Texas. Accordingly, the Company has only a limited history upon which an evaluation of its prospects and future performance can be made. The Company’s proposed operations are subject to all business risks associated with new enterprises. The likelihood of the Company’s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the acquisition of real estate, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There is a possibility that the Company could sustain losses in the future.

There can be no assurances that the Company will operate profitably. An investment in the Units involves a number of risks. Investors should carefully consider the following risks and other information in this Offering Circular before purchasing Units. Without limiting the generality of the foregoing, Investors should consider, among other things, the following risk factors:

Inadequacy Of Funds

Gross Offering Proceeds up to $7,300,000 may be realized. Management believes that such Proceeds will capitalize and sustain the Company sufficiently to allow for the implementation of its business plans. It is the intention of the Company to acquire third-party financing of the Portfolio Assets whether or not the Maximum Offering of $7,300,000 is raised. If only a fraction of this Offering is sold, or if certain assumptions contained in Management’s business plans prove to be incorrect, the Company may have inadequate funds to fully develop its business and may need debt financing or other capital investment to fully implement its business plans.

If the Company is unable to raise sufficient Proceeds through this Offering to begin the initial phases of its business plan, including purchasing real property from an Affiliate, the Company’s forward business plans would be affected and the Manager may elect to materially alter the Company’s planned business operations. Such an event could potentially affect the value of the Company’s Units.

Please see the “Description of Business” section, below.

Dependence On Management

The Company’s business will be significantly dependent on the Company’s management team, Brent D. Beal and Brock P. Beal. The loss of any of these individuals could have a material adverse effect on the Company.

The Company’s key personnel are not required to devote full-time to the business of the Company.

The Company’s management is not required to devote their individual capacity full-time to the Company’s affairs, but only such time as the affairs of the Company may reasonably require.

Risks Associated With Expansion

The Company plans on expanding its business through the acquisition of real estate and development of housing units. Any expansion of operations the Company may undertake will entail risks, and such actions may involve specific operational activities which may negatively impact the profitability of the Company. Consequently, the Investors must assume the risk that (i) such expansion may ultimately involve expenditures of funds beyond the resources available to the Company at that time, and (ii) management of such expanded operations may divert Management’s attention and resources away from its existing operations, all of which factors may have a material adverse effect on the Company’s present and prospective business activities.

General Economic Conditions

The financial success of the Company may be sensitive to adverse changes in general economic conditions in the United States, such as recession, inflation, unemployment, and interest rates. Such changing conditions could reduce demand in the marketplace for the Company’s real estate assets. The Company has no control over these changes.

Possible Fluctuations In Operating Results

The Company’s operating results may fluctuate significantly from period to period as a result of a variety of factors, including purchasing patterns of customers, competitive pricing, debt service and principal reduction payments, and general economic conditions. Consequently, the Company’s revenues may vary by quarter, and the Company’s operating results may experience fluctuations.

Risks Of Borrowing

If the Company incurs indebtedness, a portion of its cash flow will have to be dedicated to the payment of principal and interest on such indebtedness. Typical loan agreements also might contain restrictive covenants which may impair the Company’s operating flexibility. Such loan agreements would also provide for default under certain circumstances, such as failure to meet certain financial covenants. A default under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of owners of Class A Membership Interests of the Company. A judgment creditor would have the right to foreclose on any of the Company’s assets resulting in a material adverse effect on the Company’s business, operating results or financial condition.

Unanticipated Obstacles To Execution Of The Business Plan

The Company’s business plans may change. Some of the Company’s potential business endeavors are capital intensive and may be subject to statutory or regulatory requirements. Management believes that the Company’s planned activities and strategies are achievable in light of current economic and legal conditions with the skills, background, and knowledge of the Company’s Officers. Management reserves the right to make significant modifications to the Company’s stated strategies depending on future events.

The Company has purchased an option to purchase property for its planned real estate asset construction.

The Company has purchased an option to purchase property for its planned real estate asset construction.

The Company currently has an option contract on property in Nacogdoches, Texas (Attached hereto as Exhibit 6). If the Company is unable to execute this contract, the Company will be forced to look elsewhere for a suitable building site upon which the Company would construct multi-family housing. This could be detrimental to the financial performance of the Company.

There is currently a lien on the optioned property held by Austin Bank. This lien derives from the original purchase of the greater parcel by ETX Park Fund #1 LP with the mortgage issued by Austin Bank. Upon a successful Offering, the Company would exercise the option on the optioned property to purchase the optioned property. When the Company exercises its option on the optioned portion of the larger parcel of land currently owned by ETX Park Fund #1 LP, ETX Park Fund #1 LP will be required to use some or all of the Proceeds from this sale to pay off a corresponding portion of the underlying mortgage on the larger parcel of land. The amount of this payment will be negotiated between ETX Park Fund #1 LP and Austin Bank. The Company will not be part of these negotiations. The purpose of this payment is to allow ETX Park Fund #1 LP to deliver clear title on the optioned property to the Company. The option agreement fixes the purchase price for the optioned property at $352,500.00 ($37,500/acre plus closing costs, approximately $370,125.00). Any amounts due to Austin Bank for the lifting of the lien will be borne exclusively by ETX Park Fund #1 LP.

In the event there is a disagreement as to the assessed value for the optioned property, ETX Park Fund #1 LP would go into dispute resolution proceedings with Austin Bank. In the unlikely case of a material disagreement, with no timely resolution, between ETX Park Fund #1 LP and Austin Bank regarding the portion of the mortgage on the larger parcel of land that needs to be paid before the optioned portion of the property can be transferred with clear title to the Company, then ETX Park Fund #1 LP would be unable to sell the optioned portion of the property to the Company, and the Company would need to look for another parcel of land that would satisfy the Company’s development goals.

To reiterate, the Company will not pursue purchase of the optioned property unless ETX Park Fund #1 LP is able to deliver clear title on the optioned property for the agreed upon option purchase price. If ETX Park Fund #1 LP is unable to do so (i.e. if ETX Park Fund #1 LP is unable, for whatever reason, to comply with the terms of the option agreement), then the Company would look for another parcel of land that would satisfy the Company’s development goals.

Management Discretion As To Use Of Proceeds

The net Proceeds from this Offering will be used for the purposes described under the “Use of Proceeds” section. The Company reserves the right to use the funds obtained from this Offering for other similar purposes not presently contemplated which it deems to be in the best interests of the Company and its Members in order to address changed circumstances or opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of Management with respect to application and allocation of the net Proceeds of this Offering. Investors in the Units offered hereby will be entrusting their funds to the Company’s Management, upon whose judgment and discretion the investors must depend.

The Company’s Success Will Depend Upon the Acquisition of Real Estate, and the Company May be Unable to Consummate Acquisitions or Dispositions on Advantageous Terms, and the Acquired Properties May Not Perform as the Company Expects

The Company intends to acquire and sell real estate assets. The acquisition of real estate entails various risks, including the risks that the Company’s real estate assets may not perform as they expect, that the Company may be unable to quickly and efficiently integrate assets into its existing operations and that the Company’s cost estimates for the lease and/or sale of a property may prove inaccurate.

Reliance on Manager to Select Appropriate Properties

The Company’s ability to achieve its investment objectives is dependent upon the performance of the Manager’s team in the quality and timeliness of the Company’s acquisition of real estate properties. Investors in the Units offered will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning the Company’s investments. Investors in the Units must rely entirely on the management ability of and the oversight of the Company’s Manager and Officers.

Competition May Increase Costs

The Company will experience competition from other sellers of real estate and other real estate projects. Competition may have the effect of increasing acquisition costs for the Company and decreasing the sales price or lease rates of real estate assets.

Delays in Acquisition of Properties

Delays Manager may encounter in the selection and acquisition of properties could adversely affect the profitability of the Company. The Company may experience delays in identifying properties that meet the Company’s ideal purchase parameters.

Environmentally Hazardous Property

Under various Federal, City and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures. Environmental laws provide for sanctions in the event of non-compliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. In connection with the acquisition and ownership of its properties, the Company may be potentially liable for such costs. The cost of defending against claims of liability, complying with environmental regulatory requirements or remediation any contaminated property could materially adversely affect the business, assets or results of operations of the Company.

Manager’s Discretion in the Future Disposition of Properties

The Company cannot predict with any certainty the various market conditions affecting real estate investments which will exist at any particular time in the future. Due to the uncertainty of market conditions which may affect the future disposition of the Company’s properties, the Company cannot assure the Investor that it will be able to sell its properties at a profit in the future. Accordingly, the timing of liquidation of the Company’s real estate investments will be dependent upon fluctuating market conditions.

Real Estate Investments are Not as Liquid as Other Types of Assets, Which May Reduce Economic Returns to Investors

Real estate investments are not as liquid as other types of investments, and this lack of liquidity may limit the Company’s ability to react promptly to changes in economic, financial, investment or other conditions. In addition, significant expenditures associated with real estate investments, such as mortgage payments, real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investments. Thus, the Company’s ability at any time to sell assets or contribute assets to property funds or other entities in which the Company has an ownership interest may be restricted. This lack of liquidity may limit the Company’s ability to vary its portfolio promptly in response to changes in economic financial, investment or other conditions and, as a result, could adversely affect the Company’s financial condition, results of operations, and cash flows.

The Company May be Unable to Sell a Property If /When it Decides to Do So, Including as a Result of Uncertain Market Conditions, Which Could Adversely Affect the Return on an Investment in the Company

The Company’s ability to dispose of properties on advantageous terms depends on factors beyond the Company’s control, including competition from other sellers and the availability of attractive financing for potential buyers of the properties the Company acquires. The Company cannot predict the various market conditions affecting real estate investments which will exist at any particular time in the future. Due to the uncertainty of market conditions which may affect the future disposition of the properties the Company acquires, it cannot assure its Members that the Company will be able to sell such properties at a profit in the future. Accordingly, the extent to which the Company’s Members will receive cash distributions and realize potential appreciation on its real estate investments will be dependent upon fluctuating market conditions. Furthermore, the Company may be required to expend funds to correct defects or to make improvements before a property can be sold. The Company cannot assure its Members that it will have funds available to correct such defects or to make such improvements. In acquiring a property, the Company may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These provisions would restrict the Company’s ability to sell a property.

Illiquidity of Real Estate Investments Could Significantly Impede the Company’s Ability to Respond to Adverse Changes in the Performance of the Portfolio Investments and Harm the Company’s Financial Condition

Since real estate investments are relatively illiquid, the Company’s ability to promptly sell acquired assets in response to changing economic, financial and investment conditions may be limited. In particular, these risks could arise from weakness in, or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in local, regional national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located. The Company may be unable to realize its investment objectives by sale, other disposition or refinance at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy.

The Terms of New or Renewal Leases May Result in a Reduction in Income

Should the Company lease its real estate properties, the terms of any such new or renewal leases may be less favorable to the Company than the previous lease terms. Certain significant expenditures that the Company, as a landlord, may be responsible for, such as mortgage payments, real estate taxes, utilities and maintenance costs generally are not reduced as a result of a reduction in rental revenues. If lease rates for new or renewal leases are substantially lower than those for the previous leases, the Company’s rental income might suffer a significant reduction. Additionally, the Company may not be able to sell a property at the price, on the terms or within the time frame it may seek. Accordingly, the timing of liquidation of the Company and the extent to which Investor Members may receive distributions and realize potential appreciation on the Company’s real estate investments may be dependent upon fluctuating market conditions. The price the Company obtains from the sale of a property will depend upon various factors such as the property’s operating history, demographic trends in the property’s locale and available financing for, and the tax treatment of, real estate investments. The Company may not realize significant appreciation and may even incur losses on its properties and other investments. The recovery of any portion or all of an Investor’s investment and any potential return thereon will depend on the amount of net proceeds the Company is able to realize from a sale or other disposition of its properties.

The Company May Be Unable to Lease Rental Properties

If the rental rates for properties decrease or the Company is not able to release a significant portion of available and soon-to-be-available space, its financial condition, results of operations, cash flow, the market value of interests and ability to satisfy debt obligations and to make distributions to Members could be adversely affected.

The Property Acquired by the Company May Have Liabilities or Other Problems

The Company intends to perform appropriate due diligence for the real estate investments it acquires. The Company also will seek to obtain appropriate representations and indemnities from sellers in respect of such properties or other investments. The Company may, nevertheless, acquire properties or other investments that are subject to uninsured liabilities or that otherwise have problems. In some instances, the Company may have only limited or perhaps even no recourse for any such liabilities or other problems or, if the Company has received indemnification from a seller, the resources of such seller may not be adequate to fulfill its indemnity obligation. As a result, the Company could be required to resolve or cure any such liability or other problems, and such payment could have an adverse effect on the Company’s cash flow available to meet other expenses or to make distributions to Investors.

The Company’s Investments May be Subject to Risks From the Use of Borrowed Funds

The Company may acquire properties subject to existing financing or by borrowing funds. The Company may also incur or increase its indebtedness by obtaining loans secured by certain properties in order to use the proceeds for acquisition of additional properties. In general, for any particular property, the Company will expect that the property’s cash flow will be sufficient to pay the cost of its mortgage indebtedness, in addition to the operating and related costs of the property. However, if there is insufficient cash flow from the property, the Company may be required to use funds from other sources to make the required debt service payments, which generally would reduce the amount available for distribution to Investors. The incurrence of mortgage indebtedness increases the risk of loss from the Company’s investments since one or more defaults on mortgage loans secured by its properties could result in foreclosure of those mortgage loans by the lenders with a resulting loss of the Company’s investment in the properties securing the loans. For tax purposes, a foreclosure of one of the Company’s properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the indebtedness secured by the mortgage. If that outstanding balance exceeds the Company’s tax basis in the property, the Company would recognize a taxable gain as a result of the foreclosure, but it would not receive any cash proceeds as a result of the transaction.

Mortgage loans or other financing arrangements with balloon payments in which all or a substantial portion of the original principal amount of the loan is due at maturity, may involve greater risk of loss than those financing arrangements in which the principal amount of the loan is amortized over its term.

At the time a balloon payment is due, the Company may or may not be able to obtain alternative financing on favorable terms, or at all, to make the balloon payment or to sell the property in order to make the balloon payment out of the sale proceeds. If interest rates are higher when the Company obtains replacement financing for its existing loans, the cash flows from its properties, as well as the amounts the Company may be able to distribute to Investors, could be reduced. If interest rates are higher when the Company obtains replacement financing for its existing loans, the cash flows from its properties, as well as the amounts the Company may be able to distribute to Investors, could be reduced. In some instances, the Company may only be able to obtain recourse financing, in which case, in addition to the property or other investment securing the loan, the lender may also seek to recover against the Company’s other assets for repayment of the debt. Accordingly, if the Company does not repay a recourse loan from the sale or refinancing of the property or other investment securing the loan, the lender may seek to obtain repayment from one or more of such other assets.

Uninsured Losses Relating to Real Property May Adversely Affect an Investor’s Return

The Manager will attempt to assure that all of the Company’s properties are comprehensively insured (including liability, fire, and extended coverage) in amounts sufficient to permit replacement in the event of a total loss, subject to applicable deductibles. However, to the extent of any such deductible and/or in the event that any of the Company’s properties incurs a casualty loss which is not fully covered by insurance, the value of the Company’s assets will be reduced by any such loss. Also, certain types of losses, generally of a catastrophic nature, resulting from, among other things, earthquakes, floods, hurricanes or terrorist acts may not be insurable or even if they are, such losses may not be insurable on terms commercially reasonable to the Company. Further, the Company may not have a sufficient external source of funding to repair or reconstruct a damaged property; there can be no assurance that any such source of funding will be available to the Company for such purposes in the future.

Competition For Investments May Increase Costs And Reduce Returns

The Company will experience competition for real property investments from individuals, corporations, and bank and insurance company investment accounts, as well as other real estate limited partnerships, real estate investment funds, commercial developers, pension plans, other institutional and foreign investors and other entities engaged in real estate investment activities. The Company will compete against other potential purchasers of properties of high quality commercial properties leased to credit-worthy tenants and residential properties and, as a result of the weakened U.S. economy, there is greater competition for the properties of the type in which the Company will invest. Some of these competing entities may have greater financial and other resources allowing them to compete more effectively. This competition may result in the Company paying higher prices to acquire properties than it otherwise would, or the Company may be unable to acquire properties that it believes meet its investment objectives and are otherwise desirable investments.

In addition, the Company’s properties may be located close to properties that are owned by other real estate investors and that compete with the Company for tenants. These competing properties may be better located and more suitable for desirable tenants than the Company’s properties, resulting in a competitive advantage for these other properties. This competition may limit the Company’s ability to lease space, increase its costs of securing tenants, limit its ability to charge rents and/or require it to make capital improvements it otherwise might not make to its properties. As a result, the Company may suffer reduced cash flow with a decrease in distributions it may be able to make to Investors.

Risks of Real Property Ownership that Could Affect the Marketability and Profitability of the Properties

There is no assurance that the Company’s owned real properties will be profitable or that cash from operations will be available for distribution to the Investors. Because real property, like many other types of long-term investments, historically has experienced significant fluctuations and cycles in value, specific market conditions may result in occasional or permanent reductions in the value of real property interests. The marketability and value of real property will depend upon many factors beyond the control of the Company, including (without limitation):

1.	Changes in general or local economic conditions;
2.	Changes in supply or demand of competing real property in an area (e.g., as a result of over-building);
3.	Changes in interest rates;
4.	The promulgation and enforcement of governmental regulations relating to land use and zoning restrictions, environmental protection and occupational safety;
5.	Condemnation and other taking of property by the government;
6.	Unavailability of mortgage funds that may increase borrowing costs and/or render the sale of a real property difficult;
7.	Unexpected environmental conditions; the financial condition of tenants, ground lessees, ground lessors, buyers and sellers of real property;
8.	Changes in real estate taxes and any other operating expenses;
9.	Energy and supply shortages and resulting increases in operating costs or the costs of materials and construction;
10.	Various uninsured, underinsurance or uninsurable risks (such as losses from terrorist acts), including risks for which insurance is unavailable at reasonable rates or with reasonable deductibles; and imposition of rent controls.

Environmental Regulation and Issues, Certain of Which the Company May Have No Control Over, May Adversely Impact the Company’s Business

Federal, state and local laws and regulations impose environmental controls, disclosure rules and zoning restrictions which directly impact the use, and/or sale of real estate. Such laws and regulations tend to discourage sales and leasing activities and mortgage lending with respect to some properties, and may therefore adversely affect the Company specifically, and the real estate industry in general. Failure by the Company to uncover and adequately protect against environmental issues in connection with a Portfolio Investment may subject the Company to liability as the buyer of such property or asset. Environmental laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property.

Liability can be imposed even if the original actions were legal and the Company had no knowledge of, or was not responsible for, the presence of the hazardous or toxic substances. The Company may also be held responsible for the entire payment of the liability if the Company is subject to joint and several liability and the other responsible parties are unable to pay. Further, the Company may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site, including the presence of asbestos containing materials. Insurance for such matters may not be available.

Real Estate May Develop Harmful Mold, Which Could Lead to Liability for Adverse Health Effects and Costs of Remediating the Problem

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of the Company’s properties could require the Company to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, the presence of significant mold could expose the Company to liability from its tenants, employees of such tenants and others if property damage or health concerns arise.

Terrorist Attacks or Other Acts of Violence or War May Affect the Industry in Which the Company Operates, its Operations and its Profitability

Terrorist attacks may harm the Company’s results of operations and an Investor’s investment. There can be no assurance that there will not be more terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may directly or indirectly impact the value of the property the Company owns or that secure its loans. Losses resulting from these types of events may be uninsurable or not insurable to the full extent of the loss suffered. Moreover, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. They could also result in economic uncertainty in the United States or abroad. Adverse economic conditions resulting from terrorist activities could reduce demand for space in the Company’s properties due to the adverse effect on the economy and thereby reduce the value of the Company’s properties.

The Company Will be Subject to Risks Related to the Geographic Location of the Property it Acquires

The Company intends to acquire, lease, and sell real estate assets in one geographic area. If the commercial or residential real estate markets or general economic conditions in this geographic area decline, the Company may experience a greater rate of default by tenants on their leases with respect to properties in these areas and the value of the properties in these areas could decline. Any of these events could materially adversely affect the Company’s business, financial condition or results of operations.

Unforeseen Changes

While the Company has enumerated certain material risk factors herein, it is impossible to know all risks which may arise in the future. In particular, Investors may be negatively affected by changes in any of the following: (i) laws, rules, and regulations; (ii) regional, national, and/or global economic factors and/or real estate trends; (iii) the capacity, circumstances, and relationships of partners of Affiliates, the Company or the Manager; (iv) general changes in financial or capital markets, including (without limitations) changes in interest rates, investment demand, valuations, or prevailing equity or bond market conditions; or, (v) the presence, availability, or discontinuation of real estate and/or housing incentives.

Potential Conflicts of Interest

Brent D. Beal and Brock P. Beal are the beneficial owners of the Company’s Class B Membership Interests through Affiliate ETX Management #1 LLC, which is also the Manager of the Company. While the Manager of the Company has a fiduciary duty to the Company, there is a risk that the decisions made by the Manager differ from the expectations of individual Investors.

Additionally, Brent D. Beal and Brock P. Beal are partial owners of Affiliate ETX Park Fund #1 LP. The Company has executed an option agreement with ETX Park Fund #1 LP for the purchase of real property. A portion of the Proceeds raised through this Offering are intended to be paid to ETX Park Fund #1 LP. Upon completion of the purchase of the land, the Company will receive a special warranty deed for the property.

ETX Park Fund #1 LP will continue to own approximately 33.6 acres of land adjacent to the Company’s optioned property. ETX Park Fund #1 LP will pay the Company approximately $141,000 as compensation for improvements made by the Company to the optioned property, such as the construction of an access road. Because of this relationship, the value of the ownership of Brent D. Beal and Brock P. Beal of ETX Park Fund #1 LP is expected to increase.

Because Brent D. Beal and Brock P. Beal are partial owners of Affiliate ETX Park Fund #1 LP and are partial owners ETX Park Fund #1 LP a conflict of interest exists between Brock and Brent Beal’s position as the Managers of the Company.

Furthermore, the optioned property has a primary first position lien on it held by Austin Bank from the initial purchase of the full parcel by ETX Park Fund #1 LP. This lien held by Austin Bank is the result of a mortgage on the land from the initial purchase of the land by ETX Park Fund #1 LP. To be clear, ETX Park Fund #1 LP is the mortgagee on this mortgage.

Upon a successful Offering, the Company would exercise the option on the optioned property. When the Company exercises its option on the optioned portion of the larger parcel of land currently owned by ETX Park Fund #1 LP, ETX Park Fund #1 LP will be required to use some or all of the amounts received from this sale to pay off a corresponding portion of the underlying mortgage on the larger parcel of land. The amount of this payment will be negotiated between ETX Park Fund #1 LP and Austin Bank. The Company will not be part of these negotiations. The purpose of this payment is to allow ETX Park Fund #1 LP to deliver clear title on the optioned property to the Company.The option agreement fixes the purchase price for the optioned property at $352,500.00 ($37,500/acre plus closing costs, approximately $370,125.00). Any amounts due to Austin Bank for the lifting of the lien will be borne exclusively by ETX Park Fund #1 LP.

The amount that ETX Park Fund #1 LP will be required to pay on the underlying mortgage associated with the larger parcel of land will be determined by assessing value that the optioned property carries relative to the total parcel currently owned by ETX Park Fund #1 LP.

There is the risk that a material disagreement may arise, with no timely resolution, between ETX Park Fund #1 LP and Austin Bank, regarding the portion of the mortgage on the larger parcel of land that needs to be paid before the optioned portion of the property can be transferred with clear title to the Company. In the event there is a disagreement as to the assessed value for the optioned property, ETX Park Fund #1 LP would go into dispute resolution proceedings with Austin Bank. In the unlikely case of a material disagreement, with no timely resolution, between ETX Park Fund #1 LP and Austin Bank regarding the portion of the mortgage on the larger parcel of land that needs to be paid before the optioned portion of the property can be transferred with clear title to the Company, then ETX Park Fund #1 LP would be unable to sell the optioned portion of the property to the Company, and the Company would need to look for another parcel of land that would satisfy the Company’s development goals.

To reiterate, the Company will not pursue purchase of the optioned property unless ETX Park Fund #1 LP is able to deliver clear title on the optioned property for the agreed upon purchase price. If ETX Park Fund #1 LP is unable to do so (i.e. if ETX Park Fund #1 LP is unable, for whatever reason, to comply with the terms of the option agreement), then the Company would look for another parcel of land that would satisfy the Company’s development goals.

It is noted that if the sale of the optioned portion of the land is completed, Brock and Brent Beal’s equity interests in ETX Park Fund #1 LP may change in value due to a reduction in the total lien amount held by Austin Bank .

COVID-19

In December 2019, the 2019 novel coronavirus (“Covid19”) surfaced in Wuhan, China. The World

Health Organization declared a global emergency on January 30, 2020, with respect to the outbreak and several countries, including the United States, have initiated travel restrictions. The final impacts of the outbreak, and economic consequences, are unknown and still evolving.

The Covid19 health crisis has adversely affected the U.S. and global economy, resulting in an economic downturn that could impact demand for the Company’s products and services. Further, mitigation efforts by State and local governments have resulted in certain business operating restrictions that have negatively impacted the economy and could impact the Company’s financial results.

The future impact of the outbreak is highly uncertain and cannot be predicted and there is no assurance that the outbreak will not have a material adverse impact on the future results of the Company. The extent of the impact, if any, will depend on future developments, including actions taken to contain the coronavirus.

RISKS RELATED TO EMPLOYEE BENEFIT PLANS AND INDIVIDUAL RETIREMENT ACCOUNTS

In Some Cases, if the Investors Fails to Meet the Fiduciary and Other Standards Under the Employee Retirement Income Security Act of 1974, as Amended (“ERISA”), the Code or Common Law as a Result of an Investment in the Company’s Interests, the Investor Could be Subject to Liability for Losses as Well as Civil Penalties:

There are special considerations that apply to investing in the Company’s Interests on behalf of pension, profit sharing or 401(k) plans, health or welfare plans, individual retirement accounts or Keogh plans. If the investor is investing the assets of any of the entities identified in the prior sentence in the Company’s Units, the Investor should satisfy themselves that:

1.	The investment is consistent with the Investor’s fiduciary obligations under applicable law, including common law, ERISA and the Code;
2.	The investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;
3.	The investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;
4.	The investment will not impair the liquidity of the trust, plan or IRA;
5.	The investment will not produce “unrelated business taxable income” for the plan or IRA;
6.	The Investor will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the applicable trust, plan or IRA document; and The investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties and can subject the fiduciary to liability for any resulting losses as well as equitable remedies. In addition, if an investment in the Company’s Units constitutes a prohibited transaction under the Code, the “disqualified person” that engaged in the transaction may be subject to the imposition of excise taxes with respect to the amount invested.

DILUTION

The Company is only offering Class A Membership Interests to Investors through this Offering. There have not been any transfers or sales of the Company’s Class A Membership Interests within the past year to anyone, including affiliated persons of the Company.

As of the date of this Offering Circular, the Company had issued 7,000 of its Class B Membership Interests. 7,000 of the Company’s Class B Membership Interests have been issued to the Manager, ETX Management #1 LLC. These Class B Membership Interests were issued in exchange for services rendered to the Company in forming the Company and initiating this Offering.

PLAN OF DISTRIBUTION

The Offering will be made through general solicitation, direct solicitation, and marketing efforts whereby INvestors will be directed to the Company’s website (parkfund.etxmgmt.com) to invest. The Company has engaged Rialto Markets, an independent, FINRA member broker-dealer to assist with the Unit sales in exchange for a one-percent (1.0%) commission fee on the aggregate sales. The Offering is conducted on a best-efforts basis. The commission fee will begin to be paid after the Company receives a “No Objection” letter from FINRA after review of this Offering Circular. No Commissions or any other remuneration for the Unit sales will be provided to the Company, the Manager, any Officer, or any employee of the Company, relying on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

The Company will not limit or restrict the sale of the Units during this 12-month Offering. No market exists for the Units and no market is anticipated or intended to exist in the near future, therefore there is no plan to stabilize the market for any of the securities to be offered.

The Officers of the Company are primarily engaged in the Company’s business of real estate investment, and none of them are, or have ever been, brokers nor dealers of securities. The Officers will not be compensated in connection with the sale of securities through this Offering. The Company believes that the Officers are associated persons of the Company not deemed to be brokers under Exchange Act Rule 3a4-1 because: (1) no Officer is subject to a statutory disqualification, as that term is defined in section 3(a)(39) of the Exchange Act at the time of their participation; (2) no Officer will be compensated in connection with his participation by the payment of commissions or by other remuneration based either directly or indirectly on transactions in connection with the sale of securities through this Offering; (3) no Officer is an associated person of a broker or dealer; (4) the Officers primarily perform substantial duties for the Company other than the sale or promotion of securities; (5) no Officer has acted as a broker or dealer within the preceding twelve months of the date of this Offering Circular; (6) no Officer will participate in selling this Offering after more than twelve months from the Effective Date of the Offering.

Rialto Markets has agreed to act as broker of record to assist in connection with this Offering. Rialto Markets is not purchasing or selling any securities offered by this Offering Circular, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities.

The Company will also publicly market the Offering using general solicitation through methods that include e-mails to potential Investors, the internet, social media, and any other means of widespread communication.

This Offering Circular will be accessible to prospective investors by download 24 hours per day, 7 days per week on the Company’s website at parkfund.etxmgmt.com and via of the EDGAR filing system.

The following table shows the total discounts and commissions payable to Rialto Markets in connection with this Offering by the Company:

	Price Per Unit	Total Offering
Public Offering Price	$100.00	$7,300,000.00
Rialto Markets Commissions	$1.00	$73,000.00
Proceeds, Before Expenses	$99.00	$7,227,000.00

Other Terms

Rialto Markets has also agreed to perform the following services in exchange for the compensation discussed above:

•	Act as the Onboarding Agent/Broker of Record for SEC and FINRA filings;
•	Review investor information, including KYC (Know Your Customer) details, conduct AML (Anti-Money Laundering) and other compliance background checks, and provide a recommendation to the Company whether or not to accept an Investor as a Member of the Company;
•	Review each Investors’ executed subscription agreement to confirm such Investors’ participation in the Offering, and provide a determination to the Company whether or not to accept the use of the subscription agreement for the Investor participation;
•	Manage exceptions with Investor subscription agreements, personal details or funds;
•	Reconcile Investor subscription agreements and investment funds;
•	Not provide any investment advice nor any investment recommendations to any Investor;
•	Coordinate with legal counsel and preparation services, registered transfer agent of the Company, and escrow agent for the Offering;
•	Maintain Investor details securely and not disclose to any third party, except as required by law or in the execution of services as listed in the Rialto Markets broker-dealer agreement; and,
•	Review of any marketing material related to the Offering.

The Company shall also engage Rialto Markets as a consultant to provide ongoing general consulting services relating to the Offering, such as coordination with third-party vendors and general guidance with respect to the Offering. The Company will pay a one-time “Consulting Fee” of $10,000.00, which will be due and payable thirty (30) days after FINRA issues a No Objection letter.

Rialto Markets will not be providing any services or receiving any compensation associated with blue-sky state notice filings. The Company intends to pay to Rialto Markets $1,595.00 for the FINRA filing fee; the FINRA filing fee is due and payable prior to any submission by Rialto Markets to FINRA. The FINRA filing fee is calculated as $500.00 plus 0.015% of the Maximum Offering Amount.

Assuming the full amount of the Offering is raised, the Company estimates that the total commissions, fees, and expenses of the Offering payable by the Company to Rialto Markets will be approximately $105,095.00.

The Company has engaged Thread Bank as Escrow agent to hold funds in escrow after the Proceeds have been paid by the Investor. The Investors’ funds will be held in escrow until Rialto clears the sale after its internal due diligence of the Investor. After the Investor is cleared by Rialto, the funds will be released from the escrow agent to the Company’s operational account. The reason the Company has an escrow agent and account without having a Minimum Offering Amount is due to the Company engaging Rialto, a FINRA broker-dealer. Under FINRA regulations, an escrow account is used for distributions conducted on a contingency basis (e.g., best-efforts all-or-none or part-or-none offerings) (see FINRA Regulatory Notice 16-08 and Rule 15c2-4 of the Securities Exchange Act of 1934).

Prior Investment Programs/Securities Offerings

This is the first offering of securities/investment program by the Company (or the Company’s affiliates) in its history. The Company and any affiliates of the Manager have not raised capital through the sales of securities prior to this Offering. Class A Membership Interests or Class A Membership Interests may not be sold, transferred, encumbered, pledged or assigned in whole or in part without the prior written consent of the Manager, and subject to specific restrictions in as stated in the First Amended Operating Agreement attached hereto as Exhibit 3. Therefore, there is significant limitations on liquidity regarding the Membership Interests. For a more detailed description of the restrictions on transfer, please refer to the“Securities Being Offered” section below.

The Membership Interests are not currently listed or traded on any public or private market. The Company does not intend on listing the Membership Interests on any public or private market in the foreseeable future. Therefore, the Membership Interests are not currently “marketable securities”, nor does the Company have any intention on taking actions that would make the Membership Interests “marketable securities”.

Selling Securityholders

There are no selling securityholders in this Offering.

USE OF PROCEEDS

The Company intends to raise Offering proceeds to engage in the following activities: (i) to acquire 9.4 acres of land in Nacogdoches, Texas; (ii) to contract with third-party construction services to build real property assets on the land; (iii) to contract with third-party property management service to develop and manage the property; and, (iv) to ultimately liquidate the property.

	25%	50%	75%	100%
1. Asset Development	$798,863.00	$2,424,938.00	$3,713,513.00	$5,339,588.00
2. Land Acquisition and Closing Costs	$370,125.00	$370,125.00	$370,125.00	$370,125.00
3. Pre-Construction Infrastructure	$234,000.00	$234,000.00	$609,000.00	$609,000.00
4. Contingencies	$253,762.00	$434,437.00	$577,612.00	$758,287.00
5. Broker-Dealer Commission	$18,250.00	$36,500.00	$54,750.00	$73,000.00
6. Reimbursement	$150,000.00	$150,000.00	$150,000.00	$150,000.00
Total	$1,825,000.00	$3,650,000.00	$5,475,000.00	$7,300,000.00

1.       Asset Development

The Company plans to contract with an experienced developer and/or construction vendor to build the initial phase of approximately 90 multi-family residential units. If the Company fails to reach the Maximum Offering Amount, the Company may be unable to build the 90 planned multi-family units. Tentatively, the Company intends to build units in accordance with the following schedule: approximately 30 units if 25% of the Maximum Offering amount is raised; approximately 60 units if 50% of the Maximum Offering Amount is raised; and, approximately 90 units if 100% of the Maximum Offering Amount is raised. If the Company is unable to raise 25% of the Maximum Offering Amount, the Company may not be able to build the planned units at the Park Street Property. See “Contingency Plans” below.

2.       Land Acquisition and Closing Costs

The Company has entered into an option agreement (the “Option Agreement”) with Affiliate ETX Park Fund #1 LP to purchase approximately 9.4 acres located at Park Street, Nacogdoches, Texas 75961 for $37,500.00 per acre. The Company purchase price for the land is fixed pursuant to the option agreement terms at $352,500.00 ($37,500/acre plus closing costs, approximately $370,125.00). This amount will paid into a title company escrow account and will only be released to ETX Park Fund #1 LP (the current owner of the optioned property) when ETX Park Fund #1 LP transfers ownership, with clear title to the optioned property, to the Company. The Company will receive a special warranty deed on the optioned property. To be clear, the payment of this purchase amount will be used by the seller ETX Park Fund #1 LP, in whole or in part, to remove the Austin Bank lien currently on the optioned property as a result of an existing mortgage.

The Austin Bank Lien amount has no relationship to the purchase price for the land by the Company. The option agreement fixes the purchase price from ETX Park Fund #1 LP at $352,500.00. Upon execution of the option, the Company will only be obligated to pay the option price of $352,500.00. Upon execution of the option, ETX Park Fund #1 LP would be obligated to deliver clear title to the Company. Any amounts demanded by Austin Bank (to clear the Austin Bank lien) above the option price of $352,500.00 would be paid by ETX Park Fund #1 LP, in order that they deliver clear title to the Company.

Because the obligation to pay Austin Bank any amount over $352,500.00 is on ETX Park Fund #1 LP, the Use of Proceeds would not be affected by any difference between the Austin Bank’s assesment of the lien amount and the stated option purchase price for the land.

The $370,125.00 Use of Proceed amount was calculated based on an assessment of the option purchase price of $37,500 per acre plus estimated closing costs. The $37,500 per acre option purchase price was based on an assessment of the land’s value by a licensed real estate agent who was familiar with the area.

3.       Pre-Construction Infrastructure

The optioned property is currently landlocked with no access road, however the Company intends on using the Proceeds to install an access road to the property. The Company anticipates that an access road which meets specifications adopted by the City of Nacogdoches, Texas will need to be built. The dimensions of the access road are expected to be approximately 1,500 feet in length by 32 feet in width, with estimated costs of $125.00 per square yard. The planned cost of building the access road is $609,000.00. If the Company raises 25% or less than the Maximum Offering Amount of $7,300,000.00, or $3,650,000.00 or less, the Company anticipates that only half (750 feet of the planned 1,500 feet in length) of the access road will be built, and would cost $234,000.00 to construct. The Company anticipates entering into an agreement with the City of Nacogdoches, Texas to assume ongoing responsibility of the access road.

For clarity, the Company has planned the development of an access road and has determined that constructing a half-access road will be sufficient to access the property and construct the apartment complex. With only 25% of the Maximum Offering in Proceeds the Company can put in the half access road allowing the Company to further develop a portion of the property. To construct the access road, the Company will not need to rezone the property.

4.       Contingencies

The Company will set aside a portion of the Proceeds for entity management, offering expenses, and other unforeseen exigencies, including cost overruns, delays, and other unanticipated challenges. It is anticipated that some of these expenses will scale with the completed percentage of the offering, not to exceed $758,287.00 at the Maximum Offering Amount.

5.       Broker-Dealer Commission

The Company will pay Rialto Markets 1.0% of the Proceeds.

6.       Reimbursement

The Company intends to reimburse the Manager for the initial expenses associated with this Offering, including legal and accounting expenses, not to exceed $150,000.00 and by no later than December 31, 2023, upon the successful raising of $250,000.00. See “Compensation of the Manager” below.

The Company hereby reserves the right to change the anticipated or intended Use of Proceeds of this Offering as described in this Section and as described elsewhere within this Offering Circular.

DESCRIPTION OF BUSINESS

Corporate History & Management of the Company

ETX Park Fund #2 LLC, is a Texas limited liability company formed on January 18, 2022. On February 27, 2023, the Company filed a Certificate of Amendment designating ETX Management # 1 LLC as the Manager of the Company. The Company is a real estate development company focused on developing and managing multi-family residential properties, primarily in East Texas. The Company may also develop and/or acquire short-term residential rental properties, primarily in East Texas.

The Manager of the Company, ETX Management #1 LLC, a Texas limited liability company, was formed on April 25, 2022. The Manager is controlled by Brent D. Beal and Brock P. Beal.

The Company’s Business

The Company has signed an option agreement (the “Option Agreement”) with Affiliate ETX Park Fund #1 LP to purchase approximately 9.4 acres of land located on Park Street, Nacogdoches, Texas 75961. The Company is focused on building, leasing, and managing approximately 90 units of multi-family housing on this tract of land (the “Nacogdoches Project”), with additional units planned.

Description of the Nacogdoches, Texas Community

The Company believes that the location of Nacogdoches, Texas makes it an attractive community for real estate investment. This assessment is based on the following factors, among others:

•	A new national interstate, Interstate 69 (I-69), extending from the Texas-Mexico border to Michigan, is currently in development and will pass through Nacogdoches. The Company believes this interstate will drive growth and increase land values in Nacogdoches.
•	Stephen F. Austin State University, located in Nacogdoches, is expected to join the University of Texas System in 2023; the Company believes this move to the University of Texas System will bring significant new investment to the university and will increase the demand for housing in the broader community of Nacogdoches.
•	There is significant demand for “professional” multi-family housing (i.e., multi-family housing that is targeted to young professionals and that is sufficiently differentiated from student apartment complexes); the Company believes that the City of Nacogdoches recognizes the need for this type of housing and that this recognition will result in a favorable permitting and regulatory environment for this project.
•	The Company’s Option Agreement is for conveniently-located, developable land inside the Nacogdoches loop; the development of this land qualifies as “infill” and is therefore aligned with the City of Nacogdoches’ development objectives.
•	The proposed building site offers uniquely convenient access to downtown Nacogdoches and the Stephen F. University State University campus.
•	The Officers of the Manager, in addition to living in the Nacogdoches community for more than ten years, possess an in-depth knowledge of the local rental market, and the overall local real estate market, acquired through years of experience managing rental properties in Nacogdoches. The Company believes this knowledge and experience will be particularly beneficial in the context of this development project.

The East Texas Region

Nacogdoches, Texas is located in the East Texas region of Texas. While the City of Nacogdoches has a population of 32,147 as of the 2020 Census, the Nacogdoches Economic Market, which is comprised of the City of Nacogdoches, Nacogdoches County, and surrounding smaller counties, has a population of approximately 315,000. Nacogdoches is centrally located within the 41-county East Texas region; Nacogdoches is a rural city, located in Deep East Texas equidistant between Dallas and Houston, and one hour south of Tyler.

Market Demographic Information

	April 1, 2020 Population Estimates Base	2020 Population Estimate (as of July 1)	2021 Population Estimate (as of July 1)
Nacogdoches, Texas Micropolitan Area	64,653	64,624	64,668

These figures were sourced from the United States Census Bureau’s Micropolitan Statistical Areas Population Totals and Components of Change: 2020-2021.

Option Contract

The Company has executed the Option Agreement with Affiliate ETX Park Fund #1 LP to purchase land for the Nacogdoches Project (attached hereto as Exhibit 6). The Option Agreement was purchased by the Company for $1,000.00 and grants the Company the option to purchase 9.4 acres of land within the City of Nacogdoches, Texas for $37,500.00 per acre. Upon full exercise of the option, the Company estimates it will pay ETX Park Fund #1 LP approximately $353,000.00. The option expires January 1, 2025.

Affiliate ETX Park Fund #1 LP is partially owned by Brent D. Beal and Brock P. Beal who do not have control of ETX Park Fund #1 LP. Upon exercise of the option, the value of Brent D. Beal and Brock P. Beal’s ownership in ETX Park Fund #1 LP will increase (see “Conflicts of Interest” below).

The Option Agreement contains a clause allowing for Affiliate ETX Park Fund #1 LP to pay $15,000.00 per acre to the Company as reimbursement for the Company’s expenses related to constructing an access road for the Nacogdoches Project. The Company expects ETX Park Fund #1 LP to contribute approximately $141,000.00 for construction of the access road.

In the event the Proceeds from this Offering are not sufficient, and the Company is unable to exercise the option, the Company may conduct a search for other suitable properties in East Texas, upon which the Company would commence its plans to construct units of multi-family housing.

See Exhibit 6 - “Option Contract.”

Site of the Nacogdoches Project

The Nacogdoches Project is planned to be built at the approximately 9.4 acres of raw land in the Eastern portion of the City of Nacogdoches, Texas, located on Park Street (the “Park Street Property”).

The Company believes the Park Street Property represents a uniquely-favorable location for a new multi-family residential development. The City of Nacogdoches is surrounded by a highway “loop,” consisting of TX-224 to the north, east, and south, and U.S. 59, which will become a portion of I-69, to the west. The Park Street Property is conveniently situated inside this loop, with easy access on the west to N University Drive, one of two main roads with significant commercial development that run north-to-south through Nacogdoches, and to the loop (TX-224) on the east. For example, the Park Street Property is 0.5 miles from a Walmart Neighborhood Market (on N University Drive), 0.3 miles from Mike Moses Elementary School, and 0.6 miles from the loop, providing convenient access to all major highways, including (U.S. 59, south to Houston and north to Dallas), and both TX State Highway 7 and TX State Highway 21, running east and west. The Park Street Property is similarly closely situated (1.1 miles) to Stephen F. Austin State University.

Although the Park Street Property is centrally located with convenient access to downtown Nacogdoches, North University Drive, Stephen F. Austin State University, and the loop, it is located in a picturesque and relatively undeveloped pocket of land. The City of Nacogdoches has expressed an interest in promoting “in-fill” developments (rather that continued development outside the loop and/or outside the city), and the Company believes that the Nacogdoches Project would benefit from incentives provided by the City of Nacogdoches.

Multi-family Residential Development

The Company intends to build approximately 90 units of multi-family residential housing during the initial phase of construction. The Company anticipates that 6 buildings, with each building containing 15 units, will be constructed at the Park Street Property. The buildings are anticipated to be up to 3 stories in height. The Company anticipates that there will be different unit designs, varying between single-bedroom/single-bathroom units, 2-bedroom/2-bathroom units, and 3-bedroom/3-bathroom units, averaging approximately 950 square feet.

In addition to the multi-family housing units, the Company intends to build a parking lot, outdoor gathering areas, a dog park, a leasing office, shared work spaces, and a splash pad at the Park Street Property campus.

Timeline

The Company intends to break ground on pre-construction infrastructure approximately 3 months after either of the following have occurred: (i) the Maximum Offering Amount has been reached; or, (ii) 12 months from the date of this Offering Circular have elapsed. Construction of the initial phase of approximately 90 units of multi-family housing will begin once sufficient pre-construction infrastructure is in place to support construction efforts. The Company anticipates that these units will be completed roughly 18 to 24 months after the commencement of construction.

Additional Planned Units

In addition to the planned initial phase of 90 units, the Company intends to build another 90 units in a second phase of construction. The next phase of construction is anticipated to commence after the initial units have been fully leased. This second phase of units is anticipated to be built at the Park Street Property and directly adjacent to the initial phase of 90 units. The Company plans to raise additional monies in order to fund the construction of this second phase of units, and anticipates that another offering of the Company’s Membership Interests will be necessary.

Contingency Plans

If the Maximum Offering Amount of $7,300,000.00 is not met, the Company may be unable to build the 90 planned multi-family units. The Company intends to build units in accordance with the following schedule: approximately 30 units if 25% of the Maximum Offering amount is raised; approximately 60 units if 50% of the Maximum Offering Amount is raised; and, approximately 90 units if 100% of the Maximum Offering Amount is raised.

However, if the Company is unable to raise at least 25% of the Maximum Offering Amount, the Company may not be able to build the planned units at the Park Street Property. In that case, the Manager may elect to: (i) build a reduced number of multi-family units; (ii) build an access road; and/or, (iii) dispose of the Park Street Property and dissolve and wind up the Company. In the event that the Manager elects to dissolve and wind up the Company, the assets of the Company will be liquidated and such proceeds will be used in accordance with the terms of the First Amended and Restated Operating Agreement (see “Securities Being Offered” below, and Exhibit 3 – “First Amended and Restated Operating Agreement,”). These contingency plans are in the Manager’s sole discretion.

Exit Strategy

As of the date of this Offering Circular, the Company has not set a definite term for the liquidation of all land, buildings, improvements, and personal property associated with the development of the Nacogdoches Project. The Manager has discretion to sell the Company’s interest in the Nacogdoches Project at market rate in the future.

Borrowing Policy

The Company intends to use a maximum leverage of a 75% loan-to-value ratio for all investment properties.

Management of the Company’s Properties

The Company intends to use a third-party property management service for the Company’s property management needs. All property management standards will be followed in accordance with local and state policies and regulations.

The Manager of the Company

ETX Management #1 LLC is the Manager of the Company and will receive compensation for services rendered to the Company (see “Compensation of the Manager” below).

Employees

At present, the Company has no employees. However, the Company may hire additional employees in the future.

DESCRIPTION OF PROPERTY

The Company has purchased the Option Agreement from Affiliate ETX Park Fund #1 LP to purchase approximately 9.4 acres out of the western portion of Lot 27, Block 54 of the City of Nacogdoches (Park Street, City of Nacogdoches, TX 75961) for $37,500 per acre.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Manager plans to finance the Company’s acquisitions through equity financing, including equity capital raised through this Offering. Additionally, the Manager has been engaged in developing the financial, offering, and other materials to begin selling the Membership Interests.

The Company is recently formed and has not yet generated revenue. The Manager is devoting its efforts to establishing the Company’s business and planned principal operations will commence at October 1, 2023. Due to the start-up nature of the Company’s business, the reported financial information once the Company is capitalized and has assets or liabilities, may not be indicative of future operating results or operating conditions. Because of its structure, the Company is largely reliant on the Manager grow its business.

There are a number of key factors that will potentially impact the Company’s operating results going forward, including the Company’s ability to construct/supervise construction of multi-family rental housing within the planned budget, supervise additional phases of construction, and subsequently rent and/or sell the properties at premium rental income rates and/or sales prices. Another factor is the Manager’s ability to effectively market the Platform and the Offering to Investors. Finally, another factor is the ability to provide a useful Platform for Investors and maintain it effectively to provide the information and technology infrastructure to support the issuance of Membership Interests.

At the time of this filing, the Company has not commenced its operations of purchasing properties, is not capitalized, and has no assets or liabilities, and will not until such time as a closing has occurred.

The Company’s financial position has not changed from during the period ended December 31, 2022 to the period ended June 30, 2023. Please refer to Part F/S for the unaudited financials for the periods ended December 31, 2022 and June 30, 2023.

Liquidity and Capital Resources

The Company expects to finance its business activities through capital contributions from Investors or financing provided to the Company through this Offering. The Manager may cover any deficits through additional capital contributions. At the time of this filing, only an Affiliate, ETX Management #1 LLC, co-owned by Brent D. Beal and Brock P. Beal, has contributed approximately $52,000.00 for organization and Offering costs.

In the future, the Company may incur financial obligations related to loans made to the Company by the Manager, Affiliates of the Company, or third-party lenders. The Company may also raise capital through capital calls of the Members.

Plan of Operations

The Company expects to launch its Offering in Q4-2023. The Proceeds closed during the next twelve months will be used for the following purposes:

1.	Acquire 9.4 acres of land in Nacogdoches, Texas
2.	Construct, in phases, multi-family rental housing upon such 9.4 acres of land
3.	Rent real property assets to tenants using third-party property management service; and,
4.	Liquidate the real property assets (at the discretion of the Manager)

OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term of Office	Approximate Hours per week*
Brent D. Beal	Chief Executive Officer	54	January 18, 2022 –Present	Full-time
Brock P. Beal	Chief Financial Officer	43	January 18, 2022 – Present	Full-time

* As of the date of this Offering Circular, the Company’s Officers do not work full time for the Company. However, after commencement of construction of the Nacogdoches Project, the Manager will assume full-time, day-to-day management responsibilities of the Company. The Officers will transition to more time-intensive roles as needed and intend to duly devote sufficient effort and time to the Company’s business operations as fiduciaries of the Company.

Directors, Officers, and Significant Employees

Brent D. Beal – Chief Executive Officer

Brent has been involved in acquiring, renovating, managing and selling residential property in East Texas for more than ten years. Brent has a Ph.D. in strategic management from Texas A&M University. Brent will be primarily responsible for strategic direction and investment decisions, in addition to managing day-to-day operations as needed.

Work Experience Past Five Years

Brent D. Beal is a professor of management at the University of Texas at Tyler. Brent has been employed by University of Texas at Tyler since 2010. Brent teaches primarily in University of Texas at Tyler’s M.B.A. program and conducts research on corporate social responsibility.

Brent and Brock Beal initiated the formation of ETX Park Fund #1 LP for the purpose of purchasing a 43-acre tract of land in Nacogdoches, TX. ETX Park Fund #1 was formed on June 11, 2021 and this entity purchased the Park property on June 29, 2021. Six individuals, including Brent and Brock, are involved in ETX Park Fund #1 (5 general partners and 1 limited partner). Brent and Brock each own 22.5% of the entity.

Brent Beal was appointed Managing Partner of ETX Park Fund #1 LP on July 19, 2021 and has served in that role to the present. Brock has no day-to-day involvement ETX Park Fund #1 LP; Brent, as the Managing Partner, is responsible for day-to-day oversight of the group’s investment, including preparation and presentation to the group of quarterly reports, and has been tasked with overseeing the disposition of the acquired property.

Brock P. Beal – Chief Financial Officer

Brock P. Beal earned a Bachelor of Science in Accounting from the University of Utah, David Eccles School of Business, and a Master’s Degree in Accountancy from Weber State University. Brock is a licensed C.P.A. and has amassed more than ten years of experience in finance while serving as Controller and Director of Finance in San Francisco, California.

Brock’s responsibilities as Chief Financial Officer include reporting on all fiscal and fiduciary affairs of the Company, including reporting to investors, lenders, grantors, and government agencies, cash and investment management, budgeting and forecasting, and managing the Company’s day-to-day operations.

Work Experience Past Five Years

Over the past five years, Brock P. Beal has served as a Controller at industry-leading, venture-backed companies, such as Enjoy Technology, Rhumbix, and Ethena. In his role as Controller, Brock was responsible for each respective organization’s account and regulatory compliance programs.

Nature of Family Relationship

Brent D. Beal and Brock P. Beal are brothers.

No Bankruptcies, Investigations, or Criminal Proceedings

In the past five (5) years, none of the Company’s Officers have been involved in any bankruptcy or other insolvency proceedings, neither individually nor as a general partner or officer of a corporation or other business association.

In the past five (5) years, none of the Company’s Officers have been convicted in a criminal proceeding.

COMPENSATION OF THE MANAGER

The Manager entity will receive fees for the operation of the Company. The Officers of the Company will then be compensated through the Manager entity through those above listed fees.

Manager Fee Schedule

The Manager shall be reimbursed by the Company for all expenses, fees, or costs incurred on behalf of the Company, including, without limitation, organizational expenses, legal fees, filing fees, accounting fees, out of pocket costs of reporting to any governmental agencies, insurance premiums, travel, costs of evaluating investments and other costs and expenses.

Fee	Fee Description
Debt Financing Fee	1.0% of debt financing to be paid at the time of loan closing
Direct Project/Construction Oversight Fee	3.0% (1)
Disposition Fee	2.0% of refinancing loan amount or sale price
Entity Management Fee	$5,000.00 (2)

(1) The Manager will supervise construction projects and will receive a fee of 3.0% of hard and soft costs. The Manager may elect to receive this fee in the form of Class A Membership Interests valued at $100.00 per Unit, if there are unsold Class A Membership Interests remaining after completion of the Offering.

(2) Initially, the Manager will be paid a monthly fee of $5,000.00 for management services provided to the Company. Beginning the month following the commencement of construction on the Company’s real estate projects, the Manager will be paid a monthly fee of $7,500.00 until the

Manager has determined that the construction on the Company’s real estate projects has reached substantial completion. Following the substantial completion of construction, the Manager will receive an amount not to exceed 3.0% of gross rents collected monthly during the period of the Company’s ownership of such resulting real property assets. Please see Exhibit 3 – “Operating Agreement” for complete fee schedule.

The Company will reimburse the Manager for reasonable, out-of-pocket costs and expenses incurred by the Manager in connection with the formation, activities, and operations of the Company. These costs and expenses include, but are not limited to: legal and accounting fees; organizational costs; printing costs; travel expenses; government and regulatory filing fees and expenses; and, administrative, filing or other organizational expenses. This reimbursement will not exceed $150,000.00 and will be paid by no later than December 31, 2023, upon the successful raising of $250,000.00 in Proceeds through the Offering.

In addition to these fees described above, the Manager will receive 20% of the Company’s remaining distributable profits, distributed only after the preferred return paid to the Class A Members, pursuant to Manager’s ownership of 100% of the Company’s Class B Membership Interests.

Furthermore, due to the Company’s execution of the Option Agreement with Affiliate ETX Park Fund #1 LP, and anticipated development of the Nacogdoches Project, the value of Brent D. Beal’s and Brock P. Beal’s ownership in ETX Park Fund #1 LP will increase.

CONFLICTS OF INTEREST

Brent D. Beal and Brock P. Beal are the beneficial owners of the Company’s Class B Membership Interests through Affiliate ETX Management #1 LLC, which is also the Manager of the Company. While the Manager of the Company has a fiduciary duty to the Company, there is a risk that the decisions made by the Manager differ from the expectations of individual Investors.

Additionally, Brent D. Beal and Brock P. Beal are partial owners of Affiliate ETX Park Fund #1 LP. The Company has executed an option agreement with ETX Park Fund #1 LP for the purchase of real property. A portion of the Proceeds raised through this Offering are intended to be paid to ETX Park Fund #1 LP. Upon completion of the purchase of the land, the Company will receive a special warranty deed for the property.

When the Proceeds are sufficient to purchase the optioned property, the ETX Park Fund #1 LP (as the seller) will approach Austin Bank to value the optioned property as it relates to the lien on the full parcel. After this value has been determined, the Company will put the optioned property under a purchase contract. The option agreement fixes the purchase price for the optioned property at $352,500.00 ($37,500/acre plus closing costs, approximately $370,125.00). Any amounts due to Austin Bank for the lifting of the lien will be borne exclusively by ETX Park Fund #1 LP.

Furthermore, ETX Park Fund #1 LP will continue to own approximately 33.6 acres of land adjacent to the Company’s optioned property. ETX Park Fund #1 LP will pay the Company approximately $141,000 as compensation for improvements made by the Company to the optioned property, such as the construction of an access road. Because of this relationship, the value of the ownership of Brent D. Beal and Brock P. Beal of ETX Park Fund #1 LP is expected to increase.

Because Brent D. Beal and Brock P. Beal are partial owners of Affiliate ETX Park Fund #1 LP and are partial owners ETX Park Fund #1 LP a conflict of interest exists between Brock and Brent Beal’s position as the Managers of the Company.

Furthermore, the optioned property has a primary first position lien on it held by Austin Bank from the initial purchase of the full parcel by ETX Park Fund #1 LP. This lien held by Austin Bank is the result of a mortgage on the land from the initial purchase of the land by ETX Park Fund #1 LP. To be clear, ETX Park Fund #1 LP is the mortgagee on this mortgage.

Upon a successful Offering, the Company would exercise the option on the optioned property. When the Company exercises its option on the optioned portion of the larger parcel of land currently owned by ETX Park Fund #1 LP, ETX Park Fund #1 LP will be required to use some or all of the amounts received from this sale to pay off a corresponding portion of the underlying mortgage on the larger parcel of land. The amount of this payment will be negotiated between ETX Park Fund #1 LP and Austin Bank. The Company will not be part of these negotiations. The purpose of this payment is to allow ETX Park Fund #1 LP to deliver clear title on the optioned property to the Company. The option agreement fixes the purchase price for the optioned property at $352,500.00 ($37,500/acre plus closing costs, approximately $370,125.00). Any amounts due to Austin Bank for the lifting of the lien will be borne exclusively by ETX Park Fund #1 LP.

The amount that ETX Park Fund #1 LP will be required to pay on the underlying mortgage associated with the larger parcel of land will be determined by assessing value that the optioned property carries relative to the total parcel currently owned by ETX Park Fund #1 LP.

There is the risk that a material disagreement may arise, with no timely resolution, between ETX Park Fund #1 LP and Austin Bank, regarding the portion of the mortgage on the larger parcel of land that needs to be paid before the optioned portion of the property can be transferred with clear title to the Company. In the event there is a disagreement as to the assessed value for the optioned property, ETX Park Fund #1 LP would go into dispute resolution proceedings with Austin Bank. In the unlikely case of a material disagreement, with no timely resolution, between ETX Park Fund #1 LP and Austin Bank regarding the portion of the mortgage on the larger parcel of land that needs to be paid before the optioned portion of the property can be transferred with clear title to the Company, then ETX Park Fund #1 LP would be unable to sell the optioned portion of the property to the Company, and the Company would need to look for another parcel of land that would satisfy the Company’s development goals.

To reiterate, the Company will not pursue purchase of the optioned property unless ETX Park Fund #1 LP is able to deliver clear title on the optioned property for the agreed upon purchase price. If ETX Park Fund #1 LP is unable to do so (i.e. if ETX Park Fund #1 LP is unable, for whatever reason, to comply with the terms of the option agreement), then the Company would look for another parcel of land that would satisfy the Company’s development goals.

It is noted that if the sale of the optioned portion of the land is completed, Brock and Brent Beal’s equity interests in ETX Park Fund #1 LP may change in value due to a reduction in the total lien amount held by Austin Bank .

FIDUCIARY RESPONSIBILITY OF MANAGEMENT

The Manager owes fiduciary duties to the Company and the other Members, including the duty of care and the duty of loyalty as set forth below. A Member has a right to expect that the Manager will do the following:

1.	Use its best efforts when acting on the Company’s behalf;
2.	Not act in any manner adverse or contrary to the Company or a Member’s interests, except that Manager has other interests in similar properties and companies;
3.	Not act on its own behalf in relation to its own interests unless doing so is in the best interests of the Company and is fair and reasonable under the circumstances; and,
4.	Exercise reasonable of the skill, care, and due diligence at its disposal.

Business Judgment Rule

Just as officers and directors of corporations owe a duty to their shareholders, the Manager is required to perform its duties with the care, skill, diligence, and prudence of like persons in like positions. The Manager will be required to make decisions employing the diligence, care, and skill an ordinary prudent Person would exercise in the management of their own affairs. The ‘business judgment rule’ should be the standard applied when determining what constitutes care, skill, diligence, and prudence of like Persons in like positions.

Duty of Loyalty

The Manager has a duty to refrain from competing with the Company in the conduct of the Company’s business prior to the dissolution of the Company, except that the Members understand and acknowledge that the Manager has Parallel Funds with other interests in similar properties and companies that may compete for its time and resources, which shall not be considered a violation of this duty.

Limited Liability of the Members and the Manager

No Person who is a Member, Manager, or Officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Member, Manager, or Officer of the Company, unless such Member, Manager or Officer expressly agrees to be obligated personally for any or all of the debts, obligations, and liabilities of the Company (e.g., such as a loan guarantor, etc.).

Indemnification of the Manager and the Members

The Manager or a Member shall not be subject to any liability to the Company for the doing of any act or the failure to do any act authorized herein, provided it was performed in good faith to promote the best interests of the Company, including any liability, without limitation, of any Manager, Member, Officer, employee, or agent of the Company, against judgments, settlements, penalties, fines, or expenses of any kind (including attorneys’ fees and costs) incurred as a result of acting in that capacity.

Nothing in this Offering Circular or the Company’s Operating Agreement shall be construed to affect the liability of a Member of the Company (i) to third parties for the Member's participation in tortious conduct, or (ii) pursuant to the terms of a written guarantee or other contractual obligation entered into by the Member (such as a loan guarantee, etc.).

Indemnity of the Manager

The Manager (including its members, officers, employees, and agents) is specifically excluded from personal liability for any acts related to the Company, whether they relate to internal disputes with Members, external disputes with third parties or regulatory agencies, etc., except for cases where a finding is made by a court of law or arbitrator that the Manager engaged in intentional misconduct including, but not limited to, a knowing violation of the law.

Except for exclusions, the Company shall indemnify and hold harmless the Manager from and against any and all loss, cost, liability, expense, damage, or judgment of whatsoever nature to or from any Person or entity, including payment for the Manager’s defense (including reasonable attorney’s fees and costs) arising from or in any way connected with the conduct of the business of the Company.

Further, each Member shall indemnify and hold harmless the Manager, the Officers, and agents of the Company from and against any and all loss, cost, liability, expense, damage, or judgment of whatsoever nature to or from any person or entity, including reasonable attorney’s fees, arising from or in any way connected with any liability arising from that Member’s misrepresentation(s) that it met the Investor Suitability Standards established by the Manager for Membership in the Company prior to its admission as a Member.

Liability Insurance

The Company may, at the Manager’s discretion, and as a Company expense, purchase and maintain insurance on behalf of the Company, the Manager, a Member, or employee(s) of the Company against any liability asserted against and incurred by the Company, the Manager, a Member, or employee in any capacity relating to or arising out of the Company’s, Member's, Manager's, or employee's status as such. Such insurance may be in the form of Directors and Officers insurance, key person insurance, employer’s liability insurance, general business liability insurance, and/or any other applicable insurance policy.

Manager Has No Exclusive Duty to Company

The Manager shall not be required to manage the Company as its sole and exclusive function and may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right to share or participate in such investments or activities of the Manager or to the income or proceeds derived therefrom.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table contains certain information as of the Effective Date as to the number of voting units beneficially owned by each person known by the Company to own beneficially more than 10% of the Company’s Units, each person who is a Manager of the Company, all persons as a group who are Manager and/or Officers of the Company, and the percentage of the outstanding units held by them on such dates and as adjusted to give effect to this Offering.

As of the date of this Offering there are no option agreements in place providing for the purchase of the Company’s Units.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Class B Membership Interests	ETX Management #1 LLC * 203 East Main, Suite 200 Nacogdoches, TX 75961	8.75%	0%	100%

* Brent D. Beal owns 51% an Brock P. Beal owns 49% of ETX Management #1, LLC.

In addition to the 7,000 outstanding Class B Membership Interests, the Company will issue up to 73,000 Class A Membership Interests through this Offering. For information about the rights associated with the Company’s Membership Interests, please see “Securities Being Offered,” below.

* Brent D. Beal owns 51% and Brock P. Beal owns 49% of ETX Management #1 LLC.

In addition to the 7,000 outstanding Class B Membership Interests, the Company will issue up to 73,000 Class A Membership Interests through this Offering. For information about the rights associated with the Company’s Membership Interests, please see “Securities Being Offered,” below.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company has issued 7,000 Class B Membership Interests to the Manager, ETX Management #1 LLC, in exchange for services performed for the Company, including formation of the Company and expenses related to this Offering.

FEDERAL TAX TREATMENT

The following is a summary of certain relevant federal income tax considerations resulting from an investment in the Company but does not purport to cover all of the potential tax considerations applicable to any specific purchaser. Prospective investors are urged to consult with and rely upon their own tax advisors for advice on these and other tax matters with specific reference to their own tax situation and potential changes in applicable law discussion is a general summary of certain federal income tax consequences of acquiring, holding and disposing of partnership interests in the Company and is directed to individual investors who are United States citizens or residents and who will hold their interests in the Company as “capital assets” (generally, property held for investment). It is included for general information only and is not intended as a comprehensive analysis of all potential tax considerations inherent in making an investment in the Company. The tax consequences of an investment in the Company are complex and will vary depending upon each investor’s individual circumstances, and this discussion does not purport to address federal income tax consequences applicable to all categories of investors, some of whom may be subject to special or other treatment under the tax laws (including, without limitation, insurance companies, qualified pension plans, tax-exempt organizations, financial institutions or broker-dealers, traders in securities that elect to mark to market, Members owning capital stock as part of a “straddle,” “hedge” or “conversion transaction,” domestic corporations, “S” corporations, REITs or regulated investment companies, trusts and estates, persons who are not citizens or residents of the United States, persons who hold their interests in the Company through a company or other entity that is a pass-through entity for U.S. federal income tax purposes or persons for whom an interest in the Company is not a capital asset or who provide directly or indirectly services to the Company). Further, this discussion does not address all of the foreign, state, local or other tax laws that may be applicable to the Company or its partners.

Prospective Investors also should be aware that uncertainty exists concerning various tax aspects of an investment in the Company. This summary is based upon the IRS Code, the Treasury Regulations (the “Treasury Regulations”) promulgated thereunder (including temporary and proposed Treasury Regulations), the legislative history of the IRS Code, current administrative interpretations and practices of the Internal Revenue Service (“IRS”), and judicial decisions, all as in effect on the date of this offering circular and all of which are under continuing review by Congress, the courts and the IRS and subject to change or differing interpretations. Any such changes may be applied with retroactive effect. Counsel to the Company has not opined on the federal, state or local income tax matters discussed herein, and no rulings have been requested or received from the IRS or any state or local taxing authority concerning any matters discussed herein. Consequently, no assurance is provided that the tax consequences described herein will continue to be applicable or that the positions taken by the Company in respect of tax matters will not be challenged, disallowed or adjusted by the IRS or any state or local taxing authority.

Prospective Investors are urged to consult with and rely upon their own tax advisors for advice on these and other tax matters with specific reference to their own tax situation and potential changes in applicable law.

FOREIGN INVESTORS: NON-U.S. INVESTORS ARE SUBJECT TO UNIQUE AND COMPLEX TAX CONSIDERATIONS. THE COMPANY AND THE MANAGER MAKE NO DECLARATIONS AND OFFER NO ADVICE REGARDING THE TAX IMPLICATIONS TO SUCH FOREIGN INVESTORS, AND SUCH INVESTORS ARE URGED TO SEEK INDEPENDENT ADVICE FROM ITS OWN TAX COUNSEL OR ADVISORS BEFORE MAKING ANY INVESTMENT.

Tax Classification of the Company as a Partnership

General.

The federal income tax consequences to the investors of their investment in the Company will depend upon the classification of the Company as a “Partnership” for federal income tax purposes, rather than as an association taxable as a corporation. For federal income tax purposes, a partnership is not an entity subject to tax, but rather a conduit through which all items of partnership income, gain, loss, deduction and credit are passed through to its partners. Thus, income and deductions resulting from Company operations are allocated to the investors in the Company and are taken into account by such investors on their individual federal income tax returns. In addition, a distribution of money or marketable securities from the Company to a partner generally is not taxable to the partner unless the amount of the distribution exceeds the partner’s tax basis in his interest in the Company. In general, an unincorporated entity formed under the laws of a state in the United States with at least two members, such as the Company, will be treated as a partnership for federal income tax purposes provided that (i) it is not a “publicly traded partnership” under Section 7704 of the IRS Code and (ii) does not affirmatively elect to be classified as an association taxable as a corporation under the so-called “check the box” regulations relating to entity classification. The Company is not currently a “publicly traded partnership” within the meaning of Section 7704 of the IRS Code for the reasons discussed below. In addition, the Manager does not intend to affirmatively elect classification of the Company as an association taxable as a corporation. Accordingly, the Manager expects that the Company will be classified as a partnership for federal income tax purposes.

Publicly Traded Partnership Rules.

Under Section 7704 of the IRS Code, a partnership that meets the definition of a “publicly traded partnership” may be treated as a corporation depending on the nature of its income. If the Company were so treated as a corporation for federal income tax purposes, the Company would be a separate taxable entity subject to corporate income tax, and distributions from the Company to a partners would be taxable to the partners in the same manner as a distribution from a corporation to a shareholder (i.e., as dividend income to the extent of the current and accumulated earnings and profits of the Company, as a nontaxable reduction of basis to the extent of the partner’s adjusted tax basis in his interests in the Company, and thereafter as gain from the sale or exchange of the investors interests in the Company). The effect of classification of the Company as a corporation would be to reduce substantially the after-tax economic return on an investment in the Company.

A partnership will be deemed a publicly traded partnership if (a) interests in such partnership are traded on an established securities market, or (b) interests in such partnership are readily tradable on a secondary market or the substantial equivalent thereof. As discussed in this offering circular, interests in the Company (i) will not be traded on an established securities market; and (ii) will be subject to transfer restrictions set forth in the Operating Agreement. Specifically, the Operating Agreement generally prohibits any transfer of a partnership interest without the prior consent of the Manager except in connection with an Exempt Transfer. The Manager will consider prior to consenting to any transfer of an interest in the Company if such transfer would or could reasonably be expected to jeopardize the status of the Company as a partnership for federal income tax purposes.

The remaining discussion assumes that the Company will be treated as a Partnership and not as an association taxable as a corporation for federal income tax purposes.

Allocation of Partnership Income, Gains, Losses, Deductions and Credits

Profits and Losses are allocated to the partners under the Operating Agreement. In general, Profits or Losses during any fiscal year will be allocated as of the end of such fiscal year to each partner in accordance with their ownership interests. Certain allocations may be effected to comply with the “qualified income offset” provisions of applicable Treasury Regulations relating to partnership allocations (as referenced below).

Under Section 704(b) of the IRS Code, a Company’s allocations will generally be respected for federal income tax purposes if they have “substantial economic effect” or are otherwise in accordance with the “member’s interests in the partnership.” The Company will maintain a capital account for each Member in accordance with federal income tax accounting principles as set forth in the Treasury Regulations under Section 704(b), and the Operating Agreement does contain a qualified income offset provision. The Operating Agreement requires liquidating distributions to be made in accordance with the economic intent of the transaction and the allocations of Company income, gain, loss and deduction under the Operating Agreement are designed to be allocated to the members with the economic benefit of such allocations and are in a manner generally in accord with the principles of Treasury Regulations issued under Section 704(b) of the IRS Code relating to the partner’s interest in the partnership. As a result, although the Operating Agreement may not follow in all respects applicable guidelines set forth in the Treasury Regulations issued under Section 704(b), the Manager anticipates that the Company’s allocations would generally be respected as being in accordance with the Member’s interest in the Company. However, if the IRS were to determine that the Company’s allocations did not have substantial economic effect or were not otherwise in accordance with the Members’ interests in the Company, then the taxable income, gain, loss and deduction of the Company might be reallocated in a manner different from that specified in the Operating Agreement and such reallocation could have an adverse tax and financial effect on Members.

Limitations on Deduction of Losses.

The ability of a Member to deduct the Member’s share of the Company’s losses or deductions during any particular year is subject to numerous limitations, including the basis limitation, the at-risk limitation, the passive activity loss limitation and the limitation on the deduction of investment interest. Each prospective investor should consult with its own tax advisor regarding the application of these rules to it in respect of an investment in the Company.

Basis Limitation. Subject to other loss limitation rules, a Member is allowed to deduct its allocable share of the Company’s losses (if any) only to the extent of such Member’s adjusted tax basis in its interests in the Company at the end of the Company’s taxable year in which the losses occur.

At-Risk Limitation. In the case of a Member that is an individual, trust, or certain type of corporation, the ability to utilize tax losses allocated to such Member under the Operating Agreement may be limited under the “at-risk” provisions of the IRS Code. For this purpose, a Member who acquires a Company interest pursuant to the Offering generally will have an initial at-risk amount with respect to the Company’s activities equal to the amount of cash contributed to the Company in exchange for its interest in the Company. This initial at-risk amount will be increased by the Member’s allocable share of the Company’s income and gains and decreased by their share of the Company’s losses and deductions and the amount of cash distributions made to the Member. Liabilities of the Company, whether recourse or nonrecourse, generally will not increase a Member’s amount at-risk with respect to the Company. Any losses or deductions that may not be deducted by reason of the at-risk limitation may be carried forward and deducted in later taxable years to the extent that the Member’s at-risk amount is increased in such later years (subject to application of the other loss limitations). Generally, the at-risk limitation is to be applied on an activity-by-activity basis. If the amount for which a Member is considered to be at-risk with respect to the activities of the Company is reduced below zero (e.g., by distributions), the Member will be required to recognize gross income to the extent that their at-risk amount is reduced below zero.

Passive Loss Limitation. To the extent that the Company is engaged in trade or business activities, such activities will be treated as “passive activities” in respect of any Member to whom Section 469 of the IRS Code applies (individuals, estates, trusts, personal service corporations and, with modifications, certain closely-held C corporations), and, subject to the discussion below regarding portfolio income, the income and losses in respect of those activities will be “passive activity income” and “passive activity losses.” Under Section 469 of the IRS Code, a taxpayer’s losses and income from all passive activities for a year are aggregated. Losses from one passive activity may be offset against income from other passive activities. However, if a taxpayer has a net loss from all passive activities, such taxpayer generally may not use such net loss to offset other types of income, such as wage and other earned income or portfolio income (e.g., interest, dividends and certain other investment type income). Member income and capital gains from certain types of investments are treated as portfolio income under the passive activity rules and are not considered to be income from a passive activity. Unused passive activity losses may be carried forward and offset against passive activity income in subsequent years. In addition, any unused loss from a particular passive activity may be deducted against other income in any year if the taxpayer’s entire interest in the activity is disposed of in a fully taxable transaction.

Non-Business Interest Limitation. Generally, a non-corporate taxpayer may deduct “investment interest” only to the extent of such taxpayer’s “net investment income.” Investment interest subject to such limitations may be carried forward to later years when the taxpayer has additional net investment income. Investment interest is interest paid on debt incurred or continued to acquire or carry property held for investment. Net investment income generally includes gross income and gains from property held for investment reduced by any expenses directly connected with the production of such income and gains. To the extent that interest is attributable to a passive activity, it is treated as a passive activity deduction and is subject to limitation under the passive activity rules and not under the investment interest limitation rules.

Limitation on Deductibility of Capital Losses. The excess of capital losses over capital gains may be offset against ordinary income of a non-corporate taxpayer, subject to an annual deduction limitation of $3,000. A non-corporate taxpayer may carry excess capital losses forward indefinitely.

Taxation of Undistributed Company Income (Individual Investors)

Under the laws pertaining to federal income taxation of limited liability companies that are treated as partnerships, no federal income tax is paid by the Company as an entity. Each individual Member reports on his federal income tax return his distributive share of Company income, gains, losses, deductions and credits, whether or not any actual distribution is made to such member during a taxable year. Each individual Member may deduct his distributive share of Company losses, if any, to the extent of the tax basis of his Units at the end of the Company year in which the losses occurred. The characterization of an item of profit or loss will usually be the same for the member as it was for the Company. Since individual Members will be required to include Company income in their personal income without regard to whether there are distributions of Company income, such investors will become liable for federal and state income taxes on Company income even though they have received no cash distributions from the Company with which to pay such taxes.

Tax Returns

Annually, the Company will provide the Members sufficient information from the Company's informational tax return for such persons to prepare their individual federal, state and local tax returns. The Company's informational tax returns will be prepared by a tax professional selected by the Manager.

ERISA CONSIDERATIONS

In Some Cases, if the Investors Fails to Meet the Fiduciary and Other Standards Under the Employee Retirement Income Security Act of 1974, as Amended (“ERISA”), the Code or Common Law as a Result of an Investment in the Company’s Interests, the Investor Could be Subject to Liability for Losses as Well as Civil Penalties:

There are special considerations that apply to investing in the Company’s Interests on behalf of pension, profit sharing or 401(k) plans, health or welfare plans, individual retirement accounts or Keogh plans. If the investor is investing the assets of any of the entities identified in the prior sentence in the Company’s Units, the Investor should satisfy themselves that:

1.	The investment is consistent with the Investor’s fiduciary obligations under applicable law, including common law, ERISA and the Code;

2.	The investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;

3.	The investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;

4.	The investment will not impair the liquidity of the trust, plan or IRA;

5.	The investment will not produce “unrelated business taxable income” for the plan or IRA;

6.	The Investor will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the applicable trust, plan or IRA document; and The investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties and can subject the fiduciary to liability for any resulting losses as well as equitable remedies. In addition, if an investment in the Company’s Units constitutes a prohibited transaction under the Code, the “disqualified person” that engaged in the transaction may be subject to the imposition of excise taxes with respect to the amount invested.

SECURITIES BEING OFFERED

The securities being offered are equity interests in ETX Park Fund #2 LLC. The equity interests are in the form of 73,000 Class A Membership Interests. To determine the percentage of ownership in the Company, the Interests are denominated into Units, with a ratio whereby the number of Units owned by an Investor is divided by total number of outstanding Units. The price of each Unit is $100.00.

By purchasing Membership Interests through this Offering, an Investor will become a Member of the Company and will be granted rights as stated below.

“Preferred Return” refers to an amount equal to a seven percent (7.0%) cumulative return, compounded annually, on Investor’s Units from time to time, computed to the date that is seven days prior to the distribution of such amounts by the Company. The Preferred Return is not intended as a projection, but rather as a contractual obligation of the Company to the Class A Members. The Company cannot guarantee to Investors that it will generate sufficient cash in order to pay any distributions.

The following describes the material terms of the Class A Membership Interests. For more information, please see Exhibit 3 – “First Amended and Restated Operating Agreement.”

Distribution Rights

“Profits” as defined by the First Amended Operating Agreement refer to taxable income of the Company determined in accordance with Section 703(a) of the Internal Revenue Service Code and is associated witht eh capital account of a Member’s capital account. Profits shall be allocated as follows: (i) to and among those Class A Members having deficit balances in their capital accounts, in proportion to and to the extent of such deficit balances; (ii) to and among the Class A Members in an amount which is necessary to increase their capital account balances to the amount of their Invested Capital; (iii) to the Class A Members the accrued but unpaid portion of their Preferred Return; and, (iv) eighty percent (80%) to the Class A Members and twenty percent (20%) to the Class B Members (after the original capital contribution amount and all owed and unpaid Preferred Return distributions have been paid to Class A Members).

Allocations of Losses, Profits, And Cash Flow

The Company distinguishes between Profits and “Cash Flow”.

“Cash Flow” is defined as “all cash receipts of the Company from all sources less cash expended or reserved in the discretion of the Manager for currently due and maturing liabiliteis (including debts to the Manager of Members or Affiliates thereof), expenses capital expenditures and obligations of the COmpany or secured by the assets of the Company.

Class A Members are entitled (through the First Amended Operating Agreement) to a 7% cumulative Preferred Return, compounding annually as based on Investors’ their Invested Capital. The Company will endeavor to pay distributions from Cash Flow on a quarterly basis, however actual payment of distributions from Cash Flow will be conditioned on the proper level of reserves as determined by the Manager. Distributions from Cash Flow (derived from dispositions or refinancing) are to be distributed within 60 days of the disposition or refinancing event. Both types of Cash Flow distributions will be made in the following manner:

First, to Class A Members with deficit balances in their capital accounts up to their Invested Capital;

Second,  to the Class A Members in accordance with their accrued but unpaid Preferred Returns; then

Third, eighty percent (80%) to the Class A Members and twenty percent (20%) to the Class B Members in accordance with their Percentage Interests.

Losses shall be allocated (1) first, to and among those persons having positive balances in their capital accounts in proportion to and to the extent of such positive balances; and (2) any remaining Losses shall be allocated to and among the Class A Member and Class B Member in proportion to their Units.

Preferred Return Distributions

The Company does not currently own any assets and lacks an operating history; therefore, any estimates of its future economic performance are speculative.

However, it is the Company’s desire to pay the Preferred Return to holders of the Class A Membership Interests in accordance with their Invested Capital to the Company. The Preferred Return is not intended as a projection but as contractual obligations of the Company to the holders of Class A Membership Interests. The Preferred Return is not intended as an assessment or projection of the Company’s future economic performance, nor should it be construed as such by prospective Investors.

The Company cannot guarantee to Investors that it will generate sufficient cash in order to pay any distributions. In the event of downturns in the Company’s operating results, unanticipated capital improvements to its properties, cash on hand, or other factors, the Company may be unable, or the Manager may decide not to pay distributions - including the Preferred Return - to its Members for any one or more annual period.

The First Amended Operating Agreement for the Company defines the “Preferred Return” as “an amount equal to a 7% cumulative return, compounded annually, on each Class A Member's Invested Capital from time to time, computed to the date that is seven days prior to the distribution of such amounts by the Company.” The Preferred Return is cumulative and compounding, meaning that if the Preferred Return is not paid in full in any annual period, the amount of the Preferred Return that was not paid in such annual period shall carry forward to the next annual period, and compound until paid in full. The Preferred Return applicable to a Member shall be calculated based on the number of days in an applicable annual period that an Investor holds Class A Membership Interests.

Voting Rights

The Class A Membership Interests do not carry voting rights, except that a majority of the outstanding Membership Interests, voting as one class, is required to make material changes the First Amended and Restated Operating Agreement. Class B Membership Interests hold all of the voting rights within the Company.

Liquidation Rights

Upon dissolution of the Company, its assets shall be converted to cash or its equivalent and its affairs shall be wound up with reasonable speed but with a view towards obtaining fair value for the Company’s assets, and thereupon unless otherwise required under the Texas Limited Liability Company Act, the proceeds of liquidation shall be used as follows: (i) to pay or settle (and where appropriate, the establishment of reasonable reserves for) the Company’s debts and other obligations, including to Members who are creditors, in the order of priority and to the extent provided by law; (ii) then distributed among the Members first, to the Class A Members in accordance with their accrued but unpaid Preferred Returns; and, then (iii) eighty percent (80%) to the Class A Members and twenty percent (20%) to the Class B Members in accordance with their percentage Interests.

Preemptive Rights

The existing Members will have a preemptive right in which to make their investment decision to maintain their pro rata interest, prior to the Manager making an offer to third-party investors. Any Members that do not make their pro rata portion of an additional capital contribution will have their percentage interest in the Company diluted accordingly.

If the Manager desires to issue any additional interests in the Company, then prior to doing so the Company shall first offer each existing Member an opportunity to acquire a portion of such additional interests proportionate to such Member’s Proportionate Share. Each Member shall exercise such Member’s preemptive rights hereunder within fifteen (15) days following the receipt of written notice from the Company describing in reasonable detail the purchase price and payment terms for the issuance. Upon the expiration of the offering period described in the preceding sentence, the Company shall be entitled to issue such additional interests (which any existing Member has not elected to acquire) during the 180-day period following the expiration of the offering period on terms and conditions no more favorable to the purchasers thereof than those offered to the existing Members. Any additional interests in the Company offered or sold by the Company following such 180-day period shall be reoffered to the Members pursuant to the terms of the First Amended and Restated Operating Agreement.

Conversion Rights

There are no conversion rights associated with the Units.

Redemption Provisions

There are no redemption provisions associated with the Units.

Sinking Fund Provisions

There are no sinking fund provisions associated with the Units.

Liability to further calls or to assessment by the Company

The Manager may, at any time, call for additional capital contributions from the Class A Members, if the Manager determines that such additional capital contributions are required to enable the Company to pay amounts otherwise expended or reasonably expected to be expended by the Company.

Restrictions on Alienability of the Securities Being Offered

The Units may not be sold, transferred, encumber, pledged, or assigned without the prior written consent of the Manager.

No person shall be admitted as an additional or substituted Member unless and until:

(i)                 an assignment is made in writing, signed by the assigning Member and accepted in writing by the assignee, and a duplicate original of such assignment has been delivered to and approved by the Manager;

(ii)               the Company has received an opinion of counsel or waived this requirement, and such opinion is paid for by the additional or substituted Member;

(iii)             the prospective admittee executes and delivers to the Company a written agreement in form reasonably satisfactory to the Manager, pursuant to which said person agrees to be bound by and confirms the obligations, representations, warranties and power of attorney contained in the First Amended and Restated Operating Agreement (this may be done either in an amendment to the Operating Agreement or by separate instrument); and

(iv)              an appropriate amendment to this First Amended and Restated Operating Agreement is executed and any documents required by law to be filed of record are so filed.

Liabilities of the Members under the First Amended and Restated Operating Agreement and State Law

No Members of the Company will have any personal liability or for liabilities or obligations of the Company. The Company is organized under the laws of the State of Texas; however, any request for equitable relief and/or litigation will be initiated solely in Chicago, Illinois.

Reports to the Members

The Company shall furnish to each Member, upon request, within ninety (90) days after the end of each calendar year, financial statements for the calendar year just ended.

PART F/S

Interim (Unaudited) Financial Statements of

ETX Park Fund #2 LLC

For period ended June 30, 2023

ETX Park Fund #2, LLC

Balance Sheet for Period ended June 30, 2023

	As of December 31, 2022	(Unaudited) June 30, 2023
ASSETS

Current Assets	$—	$—

TOTAL ASSETS	$—	$—

LIABILITIES AND MEMBER'S DEFICIT
Current Liabilities
Accounts payable	$35,821	$35,821
Related party payable	51,540	51,540
	—	—
TOTAL LIABILITIES	87,361	87,361

Member's Deficit

TOTAL MEMBER'S DEFICIT	(87,361)	(87,361)

TOTAL LIABILITIES AND MEMBER'S DEFICIT	$—	$—

ETX Park Fund #2, LLC

Statement of Operations for Period ended June 30, 2023

	Inception to June 30, 2022	Fore the period ending: June 30, 2023
REVENUE

Total revenue	$—	$—
EXPENSES
General and administrative expenses	41,581	—

Total operating expenses	41,581	—

LOSS FROM OPERATIONS	(41,581)	—

OTHER INCOME (EXPENSES)	$—	$—

TOTAL LIABILITIES AND MEMBER'S DEFICIT	$(41,581)	$—

ETX Park Fund #2, LLC

Statement of Cash Flows for Period ended June 30, 2023

	Inception to June 30, 2022	For the period ending: June 30, 2023
CASH FLOWS FROM OPEARATING ACTIVITIES

Net loss	$(41,581)	$—
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities

Change in accounts payable	1,341	—

Net cash used by operating activities	(40,240)	—

CASH FLOWS FROM INVESTING ACTIVITIES

Net cash (used in) investing activities	—	—

CASH FLOWS FROM FINANCING ACTIVITES	—	—

Proceeds from related party payable	(40,240)	—
Net cash provided by financing activies	(40,240)	—

NET INCREASE IN CASH	—	—

Cash at beginning of year	—	—
Cash at end of year	$—	$—

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during year for interest	$—	$—
Cash paid during year for income taxes	$—	$—

ETX Park Fund #2, LLC

Statement of Members Deficit (Unaudited)

	Class A Units	Class B Units	Additional Paid In Capital	Retained Deficit	Total
Balance on January 18, 2022	—	—	$—	$—	$—

Issuance of Class B Units	—	7,000	—	—	—
Net Loss	—	—	—	$(41,581)	$(41,581)

Balance on June 30, 2022	—	7,000	—	$(41,581)	$(41,581)

Balance on December 31, 2022	—	7,000	—	$(87,361)	$(87,361)

Issuance of Class B Units	—	—	—	—	—
Net Loss	—	—	—	—	—

Balance on June 30, 2023	—	7,000	—	$(87,361)	$(87,361)

ETX PARK FUND #2, LLC

Notes to Financial Statements

June 30, 2023

ETX PARK FUND #2, LLC

Notes to Financial Statements

June 30, 2023

Note A – Nature of Business and Organization

ETX Park Fund #2, LLC (the “Company”) is a Texas Limited Liability Company formed on January 18, 2022. The purpose of the Company is to carry on the business of investing in real property, directly or indirectly, by acquiring, owning, renovating, developing, holding for investment, operating, mortgaging, managing, leasing and otherwise exploiting and ultimately disposing of associated land, buildings, and improvements, and personal property. The Company is managed by ETX Management #1, LLC, hereafter “the Manager” is a Texas limited liability company.

Note B – Significant Accounting Policies

Basis of Presentation

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of less than three months to be cash and cash equivalents. The Company places its temporary cash investments with high quality financial institutions. At times, such investments may be in excess of FDIC insurance limits. The Company does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Income Taxes

The Company is a limited liability company under the laws of the State of Texas and has elected to be treated as a partnership for federal tax reporting purposes. As such, the Company does not pay federal or state income taxes on its taxable income. Instead, the income is passed through to the members. Accordingly, no provision for income taxes has been made in the financial statements.

The Company recognizes and discloses uncertain tax positions in accordance with GAAP. The Company evaluated its tax positions and determined it has no uncertain tax positions as of December 31, 2022. The Company’s tax returns are subject to income tax examinations generally for a period of three years from the date of filing. The Company’s 2022 tax year is open for examination for federal and state taxing authorities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note C – Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. For the period from inception to December 31, 2022, the Company incurred net losses of approximately $87,000. For the period from January 1, 2023 through June 30, 2023 there was no financial activity. The net cash used in operating activities from inception to December 31, 2022 was approximately $36,000. Net cash used in operating activities from January 1, 2023 through June 30, 2023 was $0.00. These matters raise doubt about the Company's ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon future sales and obtaining additional capital and financing. While the Company believes in the viability of its ability to raise additional funds, there can be no assurances to that effect. The financial statements do not include adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Note D – Member’s Deficit

The capital of the Company shall be divided into up to 73,000 Class A Units and 7,000 Class B Units (“Units”) to be allocated between Class A Units and B Units as the Manager, in its sole discretion, determines. Units shall be allocated and assigned to the Members in accordance with their respective Capital Contributions in order that each Member shall own one Unit per $100 contributed by such Member to the capital of the Company. Provided, the Class B Members shall receive their 7,000 Units in exchange for their work in establishing the Company. Notwithstanding the foregoing, the Manager shall have the authority and discretion to issue up to 1,500 Class A Units to any Person designated by the Company, as incentive payments or in lieu of cash payments, as allowed under this Agreement. Up to 80,000 Class A Units (no voting rights) and Class B Units (voting rights) in total ($7,300,000 of capital) are authorized.

During the period from inception to December 31, 2022, 7000 Class B units were issued to the manager and zero Class A units were issued. No activity for the period from January 1, 2023 through June 30, 2023.

Note E – Related Party Transactions

During the period from inception to December 31, 2022, the manager provided funding for the Company’s start- up costs in the amount of approximately $52,000. This balance does not carry a stated interest rate and is payable on demand.

The Company’s operating agreement allows for certain management fees. No management fees or other fees were charged to or were due from the Company by the manager as of December 31, 2022. There was no financial activity for the period of January 1, 2023 through June 30, 2023.

Note F – Commitments and Contingencies

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Note G – Subsequent Events

Management has assessed subsequent events through October 9, 2023 the date on which the financial statements were available to be issued.

Financial Statements and Report of

Independent Certified Public Accountants

ETX Park Fund #2 LLC

December 31, 2022

Independent Auditor’s Report

To the Members of ETX Park Fund #2 LLC

Opinion

We have audited the accompanying financial statements of ETX Park Fund #2 LLC which comprise the balance sheet as of December 31, 2022 and the related statements of operations, member’s deficit, and cash flows for the period from January 18, 2022 (inception) to December 31, 2022, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ETX Park Fund #2 LLC. as of December 31, 2022, and the results of its operations and its cash flows for the period from January 18, 2022 (inception) to December 31, 2022 with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of ETX Park Fund #2 LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about ETX Park Fund #2 LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgement made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgement and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of ETX Park Fund #2 LLC’s internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•	Conclude whether, in our judgement, there are conditions or events, considered in the aggregate, that raise substantial doubt about the ETX Park Fund #2 LLC’s ability to continue as a going concern for a reasonable period of time.

Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note C to the financial statements, the Company experienced a net loss and member’s deficit of approximately $87,000 from inception to December 31, 2022. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note C. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

s//: Assurance Dimensions

Margate, Florida

January 30, 2023

ETX Park Fund #2 LLC

Balance Sheet

December 31, 2022

	ASSETS
Current Assets		$ -
TOTAL ASSETS		$ -
	LIABILITIES AND MEMBER’S DEFICIT
Current Liabilities
Accounts payable		$35,821
Related party payable		51,540
TOTAL LIABILITIES		87,361

Member’s Deficit
TOTAL MEMBER’S DEFICIT		(87,361)
TOTAL LIABILITIES AND MEMBER’S DEFICIT		$ -

The accompanying notes are an integral part of this financial statement.

ETX Park Fund #2 LLC

Statements of Operations

For the period from January 18, 2022 to December 31, 2022

REVENUE
Total revenue	$ -

EXPENSES
General and administrative expenses	87,361
Total operating expenses	87,361

LOSS FROM OPERATIONS	(87,361)

OTHER INCOME (EXPENSES)	-

NET LOSS	$(87,361)

ETX Park Fund #2 LLC

Statements of Cash Flows

For the period from January 18, 2022 to December 31, 2022

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(87,361)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Change in accounts payable	35,821

Net cash used by operating activities	(51,540)

CASH FLOWS FROM INVESTING ACTIVITIES

Net cash (used in) investing activities	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from related party payable	51,540
Net cash provided by financing activities	51,540

NET INCREASE IN CASH	-

Cash at beginning of year	-
Cash at end of year	-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during year for interest	$ -
Cash paid during year for income taxes	$ -

ETX Park Fund #2 LLC

Statement of Member’s Deficit

For the period from January 18, 2022 to December 31, 2022

	Class A Units	Class B Units	Additional Paid In Capital	Retained Deficit	Total
January 18, 2022	-	-	$ -	$ -	$ -
Issuance of Class B Units	-	7,000	-	-
Net loss	-	-	-	(87,361)	(87,361.00)

December 31, 2022	-	7,000	$ -	$(87,361)	$(87,361)

ETX Park Fund #2 LLC

Notes to Financial Statements

December 31, 2022

Note A – Nature of Business and Organization

ETX Park Fund #2, LLC (the “Company”) is a Texas Limited Liability Company formed on January 18, 2022. The purpose of the Company is to carry on the business of investing in real property, directly or indirectly, by acquiring, owning, renovating, developing, holding for investment, operating, mortgaging, managing, leasing and otherwise exploiting and ultimately disposing of associated land, buildings, and improvements, and personal property. The Company is managed by ETX Management #1, LLC, hereafter “the Manager” is a Texas limited liability company.

Note B – Significant Accounting Policies

Basis of Presentation

The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of less than three months to be cash and cash equivalents. The Company places its temporary cash investments with high quality financial institutions. At times, such investments may be in excess of FDIC insurance limits. The Company does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Income Taxes

The Company is a limited liability company under the laws of the State of Texas and has elected to be treated as a partnership for federal tax reporting purposes. As such, the Company does not pay federal or state income taxes on its taxable income. Instead, the income is passed through to the members. Accordingly, no provision for income taxes has been made in the financial statements.

The Company recognizes and disclose uncertain tax positions in accordance with GAAP. The Company evaluated its tax positions and determined it has no uncertain tax positions as of December 31, 2022. The Company’s tax returns are subject to income tax examinations generally for a period of three years from the date of filing. The Company’s 2022 tax year is open for examination for federal and state taxing authorities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note C – Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. For the period from inception to December 31, 2022, the Company incurred net losses of approximately $87,000. The net cash used in operating activities from inception to December 31, 2022 was approximately $36,000. These matters raise doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon future sales and obtaining additional capital and financing. While the Company believes in the viability of its ability to raise additional funds, there can be no assurances to that effect. The financial statements do not include adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

Note D – Member’s Deficit

The capital of the Company shall be divided into up to 73,000 Class A Units and 7,000 Class B Units (“Units”) to be allocated between Class A Units and B Units as the Manager, in its sole discretion, determines. Units shall be allocated and assigned to the Members in accordance with their respective Capital Contributions in order that each Member shall own one Unit per $100 contributed by such Member to the capital of the Company. Provided, the Class B Members shall receive their 7,000 Units in exchange for their work in establishing the Company. Notwithstanding the foregoing, the Manager shall have the authority and discretion to issue up to 1,500 Class A Units to any Person designated by the Company, as incentive payments or in lieu of cash payments, as allowed under this Agreement. Up to 80,000 Class A Units (no voting rights) and Class B Units (voting rights) in total ($7,300,000 of capital) are authorized.

During the period from inception to December 31, 2022, 7000 Class B units were issued to the manager and zero Class A units were issued.

Note E – Related Party Transactions

During the period from inception to December 31, 2022, the manager provided funding for the Company’s start-up costs in the amount of approximately $52,000. This balance does not carry a stated interest rate and is payable on demand.

The Company’s operating agreement allows for certain management fees. No management fees or other fees were charged to or were due from the Company by the manager as of December 31, 2022.

Note F – Commitments and Contingencies

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur to fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Note G – Subsequent Event

Management has assessed subsequent events through January 30, 2023 the date on which the financial statements were available to be issued.

EXHIBIT INDEX

Exhibit 2: Certificate of Formation*

Exhibit 3: First Amended and Restated Operating Agreement*

Exhibit 4: Subscription Agreement*

Exhibit 6: Option Contract*

Exhibit 8: Material Contract with Escrow Agent*

Exhibit 11: Written Expert Consent Letter of Accountant

Exhibit 12: Opinion Re Legality of the Securities*

*These exhibits are provided in the Form 1-A filed April 17, 2023, the Form 1-A/A filed June 28, 2023, the Form 1-A/A filed August 18, 2023, the Form 1-A/A filed October 10, 2023, and the Form 1-A/A filed October 31, 2023.

SIGNATURES

Pursuant to the requirements of Regulation A, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A POS and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nacogdoches, Texas on Date: January 26, 2024.

Issuer Company Legal Name and Address:

ETX Park Fund #2 LLC

203 East Main, Suite 200

Nacogdoches, TX 75961

This Offering Statement has been signed by the following persons on behalf of the Manager, ETX Management #1 LLC, and on the dates indicated:

By:

 s/Brent D. Beal

Brent D. Beal

Chief Executive Officer of ETX Management #1 LLC

Date: January 26, 2024

Location Signed: Nacogdoches, TX

 s/Brock P. Beal

Brock P. Beal

Chief Financial Officer and Principal Accounting Officer of ETX Management #1 LLC

Date: January 26, 2024

Location Signed: Nacogdoches, TX

This Offering Statement has been signed by the Chief Executive Officer and the Chief Financial Officer/Principal Accounting Officer in the capacities and on the dates indicated.

 s/Brent D. Beal

Brent D. Beal

Chief Executive Officer of the Company

Date: January 26, 2024

Location Signed: Nacogdoches, TX

 s/Brock P. Beal

Brock P. Beal

Chief Financial Officer and Principal Accounting Officer of the Company

Date: January 26, 2024

Location Signed: Nacogdoches, TX